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                          Second Amended and Restated
                        Agreement of Limited Partnership
                                       of
                West Coast Forest Resources Limited Partnership

     THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF WEST COAST FOREST RESOURCES LIMITED PARTNERSHIP (this "Agreement"), dated effective March 29, 1996 (the "Effective Date"), is by and among R-H TIMBER CO., LLC, an Oregon limited liability company ("R-HCo") (acting by and through its two members, Roseburg Resources Co., an Oregon corporation, and Mid-Valley Resources, Inc., an Oregon corporation), as Managing General Partner, IP FOREST RESOURCES COMPANY ("IPFR"), a Delaware corporation, as Special General Partner, and IP TIMBERLANDS, LTD. ("IPT"), a Texas limited partnership, as Limited Partner. Capitalized terms used in this Agreement have the meanings assigned to such terms either in Article 2 of this Agreement or in Article I of the Contribution Agreement.

                                    Recitals

     A. WHEREAS, IP Timberland Operating Company, Ltd. ("IPTO"), is a Texas limited partnership formed in 1985 pursuant to the Texas Uniform Limited Partnership Act, of which International Paper Company ("IP"), a New York corporation, is the special general partner, IPFR is the managing general partner, and IPT is the limited partner; and

     B. WHEREAS, prior to the execution of this Agreement, the Partnership (1) contributed all of its assets including the Excluded Timber Contracts but excluding the Western Region Assets and the Horse Barn to a newly formed limited partnership in exchange for a general partner interest and a limited partner interest therein and (2) then distributed such limited partner interest to IPT and such general partner interest to IPFR; and

     C. WHEREAS, prior to the execution of this Agreement, IP assigned its special general partner interest in IPTO to IPFR; and

     D. WHEREAS, prior to the execution of this Agreement, R-HCo paid IPTO $50,000,000 as an advance against R-HCo's obligation to make certain capital contributions to IPTO pursuant to the Contribution Agreement; and

     E. WHEREAS, pursuant to the Contribution Agreement, R-HCo agreed to make certain capital contributions to IPTO and, by executing this Agreement, R-HCo, IPFR, and IPT agreed (1) to

             Second Amended and Restated Agreement of Limited Partnership/Page 1
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continue IPTO as the West Coast Forest Resources Limited Partnership, (2) to
admit R-HCo as Managing General Partner, (3) to convert IPFR's managing general partner interest into the Special General Partner Interest, and (4) to modify the rights and obligations of the three partners, all as specified in this Agreement; and

     F. WHEREAS, concurrently with the execution of this Agreement and in accordance with the Contribution Agreement, the Partnership (1) purchased (a)

the Nursery and Seed Orchards from IP in consideration for the issuance to IP of the NSO Acquisition Note, and (b) the McIntosh Log Yard from IP in consideration for the issuance to IP of the McIntosh Acquisition Note, and (2) sold the Horse Barn Assets to IP in consideration for payment by IP to the Partnership of $76,000; and

     G. WHEREAS, prior to the execution of this Agreement, IP repaid to the Partnership a portion of certain promissory notes, of which IP is the obligor, and the cash amount of such repayment equaled the sum of the Note Repayment Requirement; and

     H. WHEREAS, concurrently with the execution of this Agreement, the Partnership will repay the Bank Loan Credit Obligations out of the cash proceeds received by the Partnership in respect of the New Loan, the Capital Contribution by the Managing General Partner, the Capital Contribution by the Special General Partner, the Promissory Note Repayment Proceeds, and other cash on hand.

                                   Agreements

     NOW, THEREFORE, for the reasons recited above and in consideration of the benefits to be received by them under this Agreement, the Partners agree as follows:

                                   Article 1
                                The Partnership

     1.1 Formation. The Partners hereby continue IPTO as a Texas limited partnership pursuant to the Act and on the terms and conditions set forth in this Agreement.

     1.2 Admission and Conversion of Partners. Simultaneously with the continuation of the Partnership pursuant to this Agreement, (a) R-HCo shall contribute to the Partnership the cash amount stipulated in Section 3.1, and R-HCo shall be admitted to the Partnership as its Managing General Partner; and
(b) IPFR shall contribute to the Partnership the cash amount stipulated in
Section 3.1, and IPFR's general partner interests shall be converted to the Special General Partner Interest. After giving effect to these transactions:

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          (a)  The name and address of the Managing General Partner is:

                    R-H Timber Co., LLC
                    c/o Arthur Andersen LLP
                    111 S.W. Columbia, Suite 1400
                    Portland, Oregon 97201

          (b)  The name and address of the Special General Partner is:

                    IP Forest Resources Company
                    Two Manhattanville Road
                    Purchase, New York 10477
                    Attention: James W. Guedry


          (c)  The name and address of the Limited Partner is:

                    IP Timberlands, Ltd.
                    Two Manhattanville Road
                    Purchase, New York 10577
                    Attention: James W. Guedry

     1.3 Name and Address. As of the Effective Date, the name of the Partnership shall be changed from IPTO to West Coast Forest Resources Limited Partnership. All business of the Partnership shall be conducted in the name of the Partnership or, with the consent of the other Partners, under such assumed names as the Managing General Partner deems necessary or appropriate to comply with the requirements of any jurisdiction in which the Partnership may be required to qualify. The address of the Partnership is:

                    West Coast Forest Resources Limited Partnership c/o Arthur Andersen LLP
                    111 S.W. Columbia, Suite 1400
                    Portland, Oregon 97201

     1.4 Purposes. The purposes of the Partnership are (a) to hold, manage, protect, conserve, and Harvest the Western Region Assets and other Permitted Assets in accordance with this Agreement; (b) to acquire other Permitted Assets;
(c) to make such other investments and engage in such other activities as are permitted by this Agreement or as the Partners may otherwise agree; and (d) to engage in related activities and incidental activities.

     1.5 Powers. The Partnership shall have the right and power to do all acts necessary, appropriate, proper, advisable, incidental, or convenient to, or in furtherance of, the purposes of the

             Second Amended and Restated Agreement of Limited Partnership/Page 3
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Partnership mentioned in Section 1.4, including the rights and powers that may be exercised by the Managing General Partner pursuant to Article 6.

     1.6 Principal Place of Business. The principal place of business of the Partnership shall be the address mentioned in Section 1.3. The Managing General Partner may change the principal place of business to another place within the continental United States on 10 Business Days' notice to the other Partners.

     1.7 Term. The term of the Partnership shall continue, subject to the filing of the amended certificate of limited partnership (the "Amended Certificate") described in the Texas Revised Limited Partnership Act (the "Act") in the office of the Secretary of State of Texas in accordance with the Act, until the Partnership is dissolved, wound up, and terminated pursuant to Article 11.

     1.8 Filings in Texas. The Managing General Partner shall cause the Amended Certificate to be filed in the office of the Secretary of State of Texas and take all other actions reasonably necessary to perfect and maintain the status of the Partnership, as continued in accordance with this Agreement, as a limited partnership under the laws of Texas. When required by the Act, the Managing General Partner shall cause further amendments to the Amended Certificate to be filed in the office of the Secretary of State of Texas. These further amendments may be executed on behalf of the Partnership by the Managing General Partner.

     1.9 Other Filings. The Managing General Partner shall execute and cause to be filed original and amended certificates of limited partnership, and shall take all other actions reasonably necessary to perfect, continue, and maintain the status of the Partnership as a limited partnership or similar type entity under the laws of all other jurisdictions in which the Partnership engages in business.

     1.10 Registered Agent. The registered agent for service of process on the Partnership in Texas shall be Larry J. Waks, Sutherland, Asbill & Brennan, 111 Congress Avenue, 23rd Floor, Austin, Texas 78701-4079, or any successor registered agent appointed by the Managing General Partner in accordance with the Act.

     1.11 Cancellation of Certificate. On dissolution, winding up, and termination of the Partnership, the Managing General Partner or the other Person or Persons appointed as Liquidator shall promptly execute a certificate of cancellation and cause it to be filed (a) with the Secretary of State of Texas in accordance with the Act and (b) with the appropriate officers of other jurisdictions where the Managing General Partner or Liquidator deems such filing to be necessary or advisable.

     1.12 Title to Partnership Assets. All Partnership Assets owned by the Partnership on the Effective Date and all Partnership Assets contributed to the Partnership pursuant to the Contribution

             Second Amended and Restated Agreement of Limited Partnership/Page 4
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Agreement shall be owned by the Partnership as an entity, and no Partner shall have any ownership interest in any Partnership Asset in that Partner's own name or right. Each Partner's interest in the Partnership shall be personal property for all purposes.

     1.13 Payments of Individual Obligations. The Partnership's credit and assets shall be used solely for the benefit of the Partnership. No Partnership Asset may be Transferred or encumbered for, or in payment of, an individual obligation of a Partner.

     1.14 Independent Activities; Transactions with Affiliates.

          (a) Time Devoted to Partnership. The Managing General Partner and its Affiliates shall be required to devote only so much time to the affairs of the Partnership as may be necessary to manage and operate the Partnership. The Managing General Partner and its Affiliates are free to serve any other Person or enterprise in any capacity that they deem appropriate in their reasonable discretion.

          (b) Competitive Activities. To the extent permitted by Applicable Law, each Partner and its Affiliates may engage in all activities they choose, including activities that are competitive with the Partnership or any other Partner, without offering interests in those activities to the Partnership or any other Partner. Neither this Agreement nor any activity undertaken pursuant to this Agreement shall prevent a Partner or its Affiliates from engaging in such activities or require a Partner or its Affiliates to permit the Partnership or any other Partner or its Affiliates to participate in such activities. As a material part of the consideration for the execution of this Agreement by the other Partners, each Partner hereby waives, relinquishes, and renounces all rights to participate in the activities conducted by the other Partners outside the Partnership.

     1.15 Fiscal Year. The fiscal year of the Partnership (the "Fiscal Year") shall continue to be the same as the taxable year of the Partnership for federal income tax purposes. The taxable year of the Partnership for federal income tax purposes shall continue to be the calendar year, or such portion thereof during which the Partnership shall be in existence, unless otherwise required by the Code or Treasury Regulations.

                                   Article 2
                                 Defined Terms

     The capitalized terms used in this Agreement have the following meanings or are defined in the following places:

             Second Amended and Restated Agreement of Limited Partnership/Page 5
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     2.1 "Act" means the Texas Revised Limited Partnership Act, Vernon's Ann.
Civ. St. art 6132a-1 et seq., as amended from time to time, and the corresponding provisions of any succeeding law.

     2.2 "Action" means an action, suit, arbitration, inquiry, proceeding, or investigation by or before any court or agency or commission of Government or any arbitrator or arbitral panel.

     2.3 "Adjusted Capital Account Balance" means, with respect to any General Partner, the balance in such Partner's Capital Account as of the end of the relevant Allocation Year, and with respect to the Limited Partner, the balance in such Partner's Capital Account as of the end of the relevant Allocation Year, after giving effect, in the case of the Limited Partner, to the following adjustments:

          (a) increase such Capital Account balance by any amounts which such Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to any relevant provision of the Allocation Regulations; and

          (b) decrease such Capital Account balance for all the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and
     1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     2.4 "Adjusted Property" means any Partnership Asset, the Book Value of which has been adjusted in accordance with the Allocation Regulations pursuant to Section 3.7(d).


     2.5 "Adjusted Value" means, with respect to any Adjusted Property, the fair market value of such Partnership Asset at the time such Partnership Asset became an Adjusted Property, as determined in accordance with Section 3.1 or Section 3.2, as the case may be.

     2.6 "Advance Contribution Interest" has the meaning assigned to such term in the Contribution Agreement.

     2.7 "Advance Contribution Payment" has the meaning assigned to such term in the Contribution Agreement.

     2.8  "Affiliate" means, for any Person:

          (a) another Person directly or indirectly controlling, controlled by, or under common control with that Person;

             Second Amended and Restated Agreement of Limited Partnership/Page 6
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          (b) an officer, director, general partner, or trustee of that Person;
     or

          (c) an officer, director, general partner, or trustee of a Person described in clauses (a) or (b).

As used in this definition, "control" refers to the power, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     2.9 "Agreed Value" of any Contributed Property means the fair market value of such Contributed Property at the time of its contribution to the Partnership, as agreed to by all Partners.

     2.10 "Agreement" means this Second Amended and Restated Agreement of Limited Partnership, as hereafter amended or modified from time to time in accordance with its terms.

     2.11 "Allocation Date" means the last day of any Allocation Year.

     2.12 "Allocation Regulations" means Treasury Regulation Sections 1.704-1(b) and 1.704-2 as in effect on the Effective Date.

     2.13 "Allocation Year" means each of (a) the period commencing on the Effective Date and ending on December 31, 1996 (sometimes referred to as the "first" Allocation Year); (b) any subsequent 12-month period commencing on January 1 and ending on December 31; or (c) any portion of a period described in clauses (a) or (b) above for which the Partnership is required to allocate Net Income, Net Loss, or other items of Partnership income, gain, loss, or deduction pursuant to Article 4.

     2.14 "Amended Certificate" has the meaning assigned to such term in Section 1.7.

     2.15 "Applicable Law" means a law, common-law principle, statute, code,

ordinance, decree, requirement, order, judgment, decree, rule, regulation, standard, determination, policy, license, or permit of a unit of Government that has jurisdiction over the Person, property, or activity in question and that now or hereafter applies to or affects that Person, property, or activity, as same may be amended from time to time. For the Partnership and each Partner, Applicable Law includes the Act, the Code, and the Treasury Regulations.

     2.16 "Applicable Percentage" means, at the time of any determination, the percentage determined by multiplying 5% by the number equal to the sum of (i) the number of Fiscal Years that have commenced after the Effective Date and before the date of the determination plus (ii) one.

             Second Amended and Restated Agreement of Limited Partnership/Page 7
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     2.17 "Approved Cash Reserves" means only those Cash Reserves established by the Managing General Partner (a) in order to comply with the New Credit
Agreement as in effect on the date hereof or (b) with the approval of the Special General Partner.

     2.18 "Available Cash" means, as of any date of determination, (a) all cash and cash equivalents of the Partnership from any source on hand on such date, less (b) all Approved Cash Reserves of the Partnership on such date.

     2.19 "Available Operating Cash" means, as of any date of determination, (a) all cash and cash equivalents of the Partnership from Harvests conducted in the ordinary course of business on hand on such date (other than Excess Proceeds) and the cash and cash equivalents received by the Partnership from the investment of any of the foregoing amounts into a Permitted Investment on hand on such date, less (b) all Approved Cash Reserves of the Partnership, on such date, determined on a cumulative basis from the Effective Date through the end of the most recently completed calendar quarter. For purposes of determining whether Available Cash distributed by the Partnership on any Distribution Date constitutes Available Operating Cash or Excess Proceeds, all Available Cash distributed by the Partnership to its Partners on any date from any source shall be treated as constituting Available Operating Cash until the sum of all amounts of Available Cash theretofore distributed by the Partnership pursuant to Section
5.1 equals the cumulative amount of Available Operating Cash generated by the Partnership during the period commencing on the Effective Date and ending as of the end of the calendar quarter immediately preceding the Distribution Date. All remaining amounts of Available Cash distributed by the Partnership on such date shall be deemed to be Excess Proceeds.

     2.20 "Bankruptcy" means a Voluntary Bankruptcy or an Involuntary
Bankruptcy.

     2.21 "Board feet" (not capitalized) means "board feet (Scribner scale)."

     2.22 "Book Value" means, as of the time of determination, (a) with respect to a Contributed Property, the Agreed Value of such Contributed Property, reduced (but not below zero) by all depreciation, amortization, and cost recovery charged to the Partners' Capital Accounts in respect of such Contributed Property; (b) with respect to an Adjusted Property, the Adjusted Value of such Adjusted Property, reduced (but not below zero) by all depreciation, amortization, and cost recovery charged to the Partners' Capital

Accounts in respect of such Adjusted Property; and (c) with respect to any other Partnership Asset, the adjusted basis of such Partnership Asset for federal income tax purposes. The Book Value of any Partnership Asset shall be adjusted from time to time in accordance with Section 3.7(d) and to reflect changes, additions, or other adjustments to the Book Value for dispositions and acquisitions of Partnership Assets.

             Second Amended and Restated Agreement of Limited Partnership/Page 8
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     2.23 "Book-Tax Disparity" means, with respect to any item of Contributed
Property or Adjusted Property, as of the date of any determination, the difference between the Book Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.

     2.24 "Business Day" means a day when banks are not required or authorized to close in Portland, Oregon, New York, New York or in Dallas, Texas.

     2.25 "Capital Account," when used in respect of any Partner, means the Capital Account maintained for such Partner in accordance with Section 3.7, as said Capital Account may be increased or decreased from time to time pursuant to
Section 3.7.

     2.26 "Capital Contribution," when used with respect to the Interest of any Partner, means the amount of cash and the Net Agreed Value of any other property contributed or deemed to have been contributed to the capital of the Partnership in respect of such Interest by or on behalf of such Partner.

     2.27 "Cash Reserves" means those cash reserves of the Partnership established by the Managing General Partner, in its reasonable discretion, to provide for the proper conduct of the business of the Partnership.

     2.28 "Code" means the Internal Revenue Code of 1986, as amended, or any corresponding provisions of succeeding law.

     2.29 "Common Capital" means the amount determined by multiplying the aggregate Capital Account balances of the General Partners immediately after the Partnership's receipt of the Capital Contributions required by Section 3.1(b) (as adjusted in accordance with Sections 3.1(a) and 3.7(d) in connection with such Capital Contributions) by a fraction, the numerator of which is 0.01 and the denominator of which is 0.99; provided, however, that immediately after any Redetermination Event, the Limited Partner's Common Capital shall be adjusted to equal the amount determined by multiplying the aggregate positive Capital Account balances of such other Partners immediately after such Redetermination Event (as adjusted in accordance with Section 3.7(d) in connection with such Redetermination Event and as adjusted to reflect any Capital Contributions made by, or distributions made to, such other Partners in connection with such Redetermination Event) by a fraction, the numerator of which is the Percentage Interest of the Limited Partner immediately before such Redetermination Event and the denominator of which is the aggregate Percentage Interests of the General Partners immediately before such Redetermination Event.

     2.30 "Contributed Property" means each Partnership Asset, in such form as may be permitted by the Act, contributed to the Partnership (or deemed to have been contributed to the

             Second Amended and Restated Agreement of Limited Partnership/Page 9
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Partnership on the termination and reconstitution of the Partnership pursuant to
Section 708 of the Code or otherwise) with an Agreed Value that differs from its adjusted tax basis. Once the Book Value of a Contributed Property is adjusted pursuant to Section 3.7(d), such Contributed Property shall no longer constitute a Contributed Property, but shall be deemed to be an Adjusted Property.

     2.31 "Contribution Agreement" means that certain Contribution Agreement dated as of March 5, 1996, as amended by the First Amendment to Contribution Agreement, dated as of the date hereof, among R-HCo, IPFR, the Partnership, IPT, IP, and the members of R-HCo.

     2.32 "Cumulative Limited Partner Priority Return" means, at the time of any determination, an amount equal to the aggregate amount of the Limited Partner Priority Return for each Fiscal Quarter ending after the Effective Date and on or before the date of such determination.

     2.33 "Cure Certificate" has the meaning assigned to such term in Section 11.2(a).

     2.34 "Debt" means:

          (a) an indebtedness for borrowed money or the deferred purchase price of property;

          (b) an indebtedness evidenced by a note, bond, or other instrument;

          (c) an obligation as lessee under a capital lease;

          (d) an obligation secured by a mortgage, pledge, security interest, encumbrance, lien, or charge of any kind on a Partnership Asset, whether or not the Partnership has assumed or become liable for the obligation secured thereby;

          (e)  an obligation under an interest rate swap agreement;

          (f)  a trade credit; and

          (g) an obligation under a direct or indirect guarantee of (including an obligation, contingent or otherwise, to assure a credit against loss in respect of) an indebtedness or obligation of the kind referred to in clause
     (a), (b), (c), (d), (e), or (f) above.

     2.35 "Designated Rate" means a rate per annum equal to (a) 7% from and including the Effective Date to but excluding the date that is 24 months after the Effective Date; and (b) 15% thereafter.

     2.36 "Distribution Date" means, (a) with respect to each calendar quarter prior to the commencement of the liquidation of the Partnership, each January 15, April 15, July 15, and October 15, and, (b) with respect to the dissolution and liquidation of the Partnership in accordance


            Second Amended and Restated Agreement of Limited Partnership/Page 10
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with Article 11, the date of the final distribution of Partnership Assets in liquidation in accordance with Section 11.3(e).

     2.37 "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

     2.38 "Effective Date" has the meaning assigned to that term in the preamble of this Agreement.

     2.39 "Excess Proceeds" has the meaning assigned to such term in
Section 6.8.

     2.40 "Fiscal Quarter" means (a) the period commencing on the Effective Date and ending on June 30, 1996; (b) any subsequent three-month period commencing on each of January 1, April 1, July 1, and October 1 and ending on the last date immediately preceding the next Fiscal Quarter; and (c) the Liquidation Quarter.

     2.41 "Fiscal Year" has the meaning assigned to such term in Section 1.15.

     2.42 "Foreclosure Condition" has the meaning assigned to such term in
Section 6.9(g).

     2.43 "Full-Cost Partner" means any Partner that does not have any share of the Partnership's Book-Tax Disparities in its Contributed Properties or its Adjusted Properties. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Properties and Adjusted Properties, if any, will be reflected by any difference between such Partners' Capital Account balance, as maintained pursuant to Section 3.7, and the hypothetical balance of such Partner's Capital Account, computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

     2.44 "GAAP" means United States generally accepted accounting principles in effect from time to time, applied consistently with the accounting principles previously followed by the Partnership, except as otherwise provided in this Agreement or agreed upon by the General Partners.

     2.45 "Gains from Capital Transactions" means any item of income or gain (other than an item specially allocated pursuant to Section 4.3 or 4.4) realized, or deemed to have been realized, by the Partnership from any transaction characterized for federal income tax purposes as a sale or exchange of all or any portion of the Partnership Assets (including any increase in the Book Value of any Partnership Asset pursuant to Section 3.7(d)), other than a transaction the gain or loss from which is determined and characterized pursuant to Section 631 of the Code.

     2.46 "General Partner" means the holder of a General Partner Interest that is admitted to the Partnership as a general partner in accordance with the Agreement and is shown on the books

            Second Amended and Restated Agreement of Limited Partnership/Page 11
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and records of the Partnership as the General Partner of the Partnership, which on the Effective Date shall consist of the Managing General Partner and the Special General Partner.

     2.47 "General Partner Interest" means an Interest having the rights and obligations of a General Partner, as provided in this Agreement, which Interests shall on the Effective Date be held by the Managing General Partner and the Special General Partner.

     2.48 "Government" means an agency, board, bureau, commission, court, department, government or instrumentality of (a) the United States of America;
(b) a state, commonwealth, territory, Indian tribe, or possession of the United States of America; or (c) a county, parish, municipality, district, or other governmental subdivision or entity of, or in, a state of the United States of America.

     2.49 "Guaranteed Debt" means the amount of any indebtedness of the Partnership the payment of which is guaranteed by the Special General Partner.

     2.50 "Harvest" means, as a verb, to cut merchantable timber and remove the logs from the site, to sell merchantable timber on the stump (whether by timber deed or cutting contract), or otherwise to reduce the inventory of merchantable timber in the Partnership Assets, other than by a Land Sale. "Harvest" means, as a noun, the cutting of merchantable timber and removal of the logs from the site, the sale of merchantable timber on the stump (whether by timber deed or cutting contract), or any other reduction of the inventory of merchantable timber in the Partnership Assets, other than by means of a Land Sale. A Harvest shall be deemed to have occurred on the earlier of (a) the date the subject timber is physically cut and removed or delivered to the buyer or other transferee and (b) the date when the Managing General Partner receives the purchase price or other consideration for the Harvest.

     2.51 "Harvest Year" means (i) the period that begins on, and includes, the Effective Date and ends on, and includes, March 31, 1997, and (ii) each succeeding one-year period, beginning on, and including, each April 1, and ending on, and including, the immediately succeeding March 31.

     2.52 "Indemnitee" means a General Partner, Withdrawing General Partner, any Person who is or was an officer, director, partner, or trustee of a General Partner or a Withdrawing General Partner, or any Person who is or was serving at the request of a General Partner or a Withdrawing General Partner as a director, officer, partner, or trustee of another Person.

     2.53 "Independent Accountant" means Arthur Andersen LLP or another internationally recognized accounting firm selected by the Managing General Partner, subject to the approval of the Special General Partner (which approval shall not be unreasonably withheld).

            Second Amended and Restated Agreement of Limited Partnership/Page 12

     2.54 "Independent Appraiser" means Atterbury Consultants, Inc., or, if Atterbury Consultants, Inc. is unable or unwilling to serve in that capacity or either the Managing General Partner or the Special General Partner reasonably objects to Atterbury Consultants, Inc.'s serving in that capacity on a particular engagement, such other independent Person selected by the Special General Partner (subject to the approval of such selection by the Managing General Partner, which approval will not be unreasonably withheld) who is a recognized expert in the valuation of forestlands and who is not an Affiliate of a Partner.

     2.55 "Interest" means the entire interest of a Partner in the Partnership at the time of a determination, including the right of such Partner to receive, enjoy, or participate in any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

     2.56 "Involuntary Bankruptcy" means, for any Person, without the consent or acquiescence of that Person:

          (a) the entering or approving of an order or petition seeking the reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief of that Person under any present or future bankruptcy, insolvency, or similar statute, law, or regulation;

          (b) the filing of a petition seeking such relief against that Person, if the petition is not dismissed within 60 days; or

          (c) the entering of an order appointing a trustee, custodian, receiver, or liquidator of that Person or of all or a substantial part of the property of that Person, if the order is not dismissed within 60 days.

     2.57 "IP" means International Paper Company, a New York corporation.

     2.58 "IPFR" means IP Forest Resources Company, a Delaware corporation.

     2.59 "IPT" means IP Timberlands, Ltd., a Texas limited partnership.

     2.60 "IPTO" means IP Timberland Operating Company, Ltd., a Texas limited partnership.

     2.61 "Land Sale" means the sale, leasing, or other disposition of land that is a Partnership Asset (including merchantable timber that is sold or otherwise disposed of in connection with the land transaction).

     2.62 "Lien" means, with respect to any Partnership Asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement

            Second Amended and Restated Agreement of Limited Partnership/Page 13

(other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Partnership Asset (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).


     2.63 "Limited Partner" means IPT in its capacity as the limited partner of the Partnership.

     2.64 "Limited Partner Interest" means the Interest of the Limited Partner, having the rights and obligations provided in this Agreement.

     2.65 "Limited Partner Priority Return" means, with respect to the Limited Partner, an amount equal to the Designated Rate per annum, determined on the basis of a 365-day year, of the average daily balance of the Limited Partner's Unrecovered Preferred Capital from time to time during the period to which the Limited Partner Priority Return relates, commencing on the Effective Date.

     2.66 "Liquidating Event" has the meaning assigned to such term in Section 11.1(a).

     2.67 "Liquidation Notice" has the meaning assigned to such term in Section 11.2(a).

     2.68 "Liquidation Quarter" means the fiscal period in which the dissolution and liquidation of the Partnership occurs, such period commencing on the day following the last day of the immediately preceding Fiscal Quarter and ending on the Distribution Date established for the final distribution of Partnership Assets pursuant to Section 11.3.

     2.69 "Liquidator" has the meaning assigned to such term in Section 11.3.

     2.70 "Losses from Capital Transactions" means any items of loss or deduction (other than an item specially allocated pursuant to Section 4.3 or 4.4) realized, or deemed to have been realized, by the Partnership from any transaction characterized for federal income tax purposes as a sale or exchange of all or any portion of the Partnership Assets (including any decrease in the Book Value of any Partnership Asset pursuant to Section 3.7(d)), other than a transaction, the gain or loss from which is determined and characterized pursuant to Section 631 of the Code.

     2.71 "Managing General Partner" means R-HCo, in its capacity as the managing general partner of the Partnership.

     2.72 "Managing General Partner Interest" means the Interest of the Managing General Partner, having the rights and obligations provided in this Agreement.

            Second Amended and Restated Agreement of Limited Partnership/Page 14

     2.73 "Measurement Date" means the date upon which any of the following events occurs: (a) an Optional Liquidation Event; (b) the receipt by the Partnership of a notice of a Partner's intent to withdraw from the Partnership or call for the liquidation of the Partnership; or (c) any other event that requires an adjustment to the Book Value of Partnership Assets in accordance with Section 3.7(d); provided, however, that the date on which the Managing General Partner and the Special General Partner make the Capital Contributions required pursuant to Section 3.1(b) shall not be treated as a Measurement Date.

     2.74 "Merchantable timber" (not capitalized) means, for conifers, timber that, when cut, will produce at least one 16-foot log with at least a 5-inch top diameter inside the bark, and, for hardwoods, timber that, when cut, will produce at least one 16-foot log with at least a 6-inch top diameter inside the bark.

     2.75 "Minimum Gain Attributable to Partner Nonrecourse Debt" means that amount determined in accordance with the principles of Treasury Regulation
Section 1.704-2(i)(3).

     2.76 "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such Contributed Property, net of any liabilities secured by any such Contributed Party that the Partnership is considered to have assumed, or taken subject to, pursuant to Section 752 of the Code, and, (b) in the case of any Partnership Asset distributed to a Partner, the Adjusted Value of such Partnership Asset (as adjusted immediately before such distribution pursuant to Section 3.7(d)), net of any liabilities secured by such Partnership Asset that the Partner is considered to have assumed, or taken subject to, pursuant to
Section 752 of the Code.

     2.77 "Net Income" means, for each Allocation Year, the excess, if any, of the Partnership's items of income and gain for such Allocation Year over the Partnership's items of loss and deduction for such Allocation Year, determined in accordance with Section 703(a) of the Code; provided, however, that the items included in the calculation of Net Income (a) shall be determined in accordance with Section 3.7(b), (b) shall not include any items specially allocated pursuant to Section 4.3 or 4.4, and (c) shall not include any Gains from Capital Transactions or Losses from Capital Transactions; provided, further, that except as stated in clauses (b) and (c) above, any item of income, gain, loss, or deduction otherwise required to be separately stated pursuant to Section 703(a)(1) of the Code shall be included in the calculation of Net Income. Except as otherwise provided in the preceding sentence, the allocation of Net Income pursuant to Section 4.1 is intended to be an allocation of Partnership net or "bottom line" taxable income, as described in Treasury Regulation Section 1.704-1(b)(1)(vii).

     2.78 "Net Losses" means, for each Allocation Year, the excess, if any, of the Partnership's items of loss and deduction for such Allocation Year over the Partnership's items of income and gain

            Second Amended and Restated Agreement of Limited Partnership/Page 15 for such Allocation Year, determined in accordance with Section 703(a) of the Code; provided, however, that the items included in the calculation of Net Losses (a) shall be determined in accordance with Section 3.7(b), (b) shall not include any items specially allocated pursuant to Section 4.3 or 4.4, and (c) shall not include any Gains from Capital Transactions or Losses from Capital Transactions; provided, further, that except as stated in clauses (b) and (c) above, any item of income, gain, loss, or deduction otherwise required to be separately stated pursuant to Section 703(a)(1) of the Code shall be included in the calculation of Net Losses. Except as otherwise provided in the preceding sentence, the allocation of Net Losses pursuant to Section 4.2 is intended to be an allocation of Partnership net or "bottom line" taxable loss, as described in Treasury Regulation Section 1.704-1(b)(1)(vii).

     2.79 "New Credit Agreement" means the Credit Agreement, dated as of March

29, 1996, among the Partnership, as Borrower, R-HCo, as Guarantor, the several lenders from time to time party thereof and NationsBank, N.A., as Agent.

     2.80 "Nonrecourse Built-In Gain" means, with respect to any Contributed Property or Adjusted Property that is subject to a lien or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 4.7 if such Properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

     2.81 "Nonrecourse Deductions" means any and all items of loss, deduction, or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(c), are attributable to a Nonrecourse Liability.

     2.82 "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).

     2.83 "Optional Liquidation Event" has the meaning assigned to such term in
Section 11.2.

     2.84 "Optional Liquidation Notice" has the meaning assigned to such term in
Section 11.2(a).

     2.85 "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

     2.86 "Partner Nonrecourse Deductions" means any and all items of loss, deduction, or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in

            Second Amended and Restated Agreement of Limited Partnership/Page 16 accordance with the principles of Treasury Regulation Section 1.704-2(i)(2), are attributable to a Partner Nonrecourse Debt.

     2.87 "Partners" means, collectively, the General Partners and the Limited Partner, and shall also include each Person hereafter admitted to the Partnership as a general partner or limited partner and, from and after a Person ceases to be a Partner, shall exclude that Person.

     2.88 "Partnership" means West Coast Forest Resources Limited Partnership (formerly named IP Timberland Operating Company, Ltd.), a Texas limited partnership, as continued pursuant to this Agreement and as said Partnership may from time to time be hereafter constituted.

     2.89 "Partnership Assets" means all right, title, and interest of the Partnership in and to all or any cash, timber, forestlands, and other real and personal property and assets, tangible or intangible, owned by, contributed to, or acquired by the Partnership.

     2.90 "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).


     2.91 "Percentage Interest" means 98% with respect to the Managing General Partner, 1% with respect to the Special General Partner, and 1% with respect to the Limited Partner; provided, however, that immediately after any Redetermination Event, the Percentage Interests of the Partners shall be adjusted to reflect their relative Capital Account balances at that time (as adjusted in accordance with Section 3.7(d) in connection with such Redetermination Event); provided, further, that the Limited Partner's Capital Account balance shall be taken into account for this purpose only to the extent of the Limited Partner's Common Capital (as adjusted in connection with such Redetermination Event).

     2.92 "Permitted Assets" means:

          (a) the Western Region Assets held by IPTO at the Effective Date;

          (b) other timber and forestlands;

          (c) vehicles, equipment, facilities, and other property used to operate, Harvest, replant, and otherwise manage the timber and forestlands owned by the Partnership;

          (d) Permitted Investments;

          (e) timber sales contracts, timber cutting rights, timber deeds, and other instruments, agreements, and documents necessary or convenient to the ownership of the Permitted Assets and the operation of the business of the Partnership; and

            Second Amended and Restated Agreement of Limited Partnership/Page 17

          (f) other incidental property necessary or convenient to the ownership of the Permitted Assets and the operation of the business of the Partnership.

     2.93 "Permitted Investments" shall have the meaning assigned to such term in the New Credit Agreement as in effect as of the Effective Date.

     2.94 "Permitted Transfer" has the meaning assigned to such term in Section 10.2.

     2.95 "Permitted Transferee" means any Person that acquires all or any part of an Interest pursuant to a Permitted Transfer.

     2.96 "Person" means a natural person, corporation, partnership, limited partnership, trust, estate, joint stock company, association, limited liability company, or other legal person or entity, other than a unit of Government.

     2.97 "Preferred Capital" means, immediately after the Partnership's receipt of the Capital Contributions required by Section 3.1(b), the amount by which the Limited Partner's Capital Account balance at that time (as adjusted in accordance with Section 3.7(d) in connection with such Capital Contributions), exceeds the Common Capital of the Limited Partner at that time; provided, however, that immediately after any Redetermination Event, the Limited Partner's Preferred Capital shall be adjusted to equal the amount by which the Limited

Partner's Capital Account balance at that time (as adjusted in accordance with Section 3.7(d) in connection with such Redetermination Event and as adjusted to reflect any Capital Contributions made by, or distributions made to, the Limited Partner in connection with such Redetermination Event) exceeds the Limited Partner's Common Capital (as adjusted in connection with such Redetermination Event).

     2.98 "Preferred Capital Portion of the Limited Partner Interest" means, in connection with any redemption pursuant to Section 10.10, that part of the Limited Partner Interest with a value equal to the amount by which (a) the Limited Partner's Capital Account balance at that time (as adjusted in accordance with Section 3.7(d) immediately prior to such redemption) exceeds (b) the amount determined by multiplying (i) the aggregate Capital Account balances of all Partners other than the Limited Partner (as adjusted in accordance with Section 3.7(d) immediately prior to such redemption and as adjusted to reflect any Capital Contributions made by, or distributions made to, the General Partners in connection with such redemption) by (ii) a fraction, the numerator of which is the Percentage Interest of the Limited Partner immediately prior to such redemption and the denominator of which is the aggregate Percentage Interests of all other Partners immediately prior to such redemption.

     2.99 "Priority Shortfall" has the meaning assigned to such term in Section 6.9(d).

            Second Amended and Restated Agreement of Limited Partnership/Page 18

     2.100 "Priority Shortfall Condition" has the meaning assigned to such term in Section 6.9(d).

     2.101 "R-HCo" has the meaning assigned to such term in the preamble of this Agreement.

     2.102 "Redemption Notice" is defined in Section 10.10(b).

     2.103 "Redetermination Event" means any event that triggers an adjustment to the Book Value of Partnership Assets and the Capital Accounts of the Partners pursuant to Section 3.7(d), including as a Redetermination Event any distribution made to the Limited Partner pursuant to Section 10.10, but excluding from treatment as a Redetermination Event any Capital Contribution made by the Managing General Partner pursuant to Section 3.1(c) or by the Special General Partner pursuant to Section 3.1(d).

     2.104 "Regulatory Allocations" has the meaning assigned to such term in
Section 4.4.

     2.105 "Rescission Notice" has the meaning assigned to such term in Section 11.2(b).

     2.106 "Responsible Officers" has the meaning assigned to such term in
Section 6.4(b).

     2.107 "Retirement Date" has the meaning assigned to such term in Section 10.11(e).


     2.108 "Retirement Notice" has the meaning assigned to such term in Section 10.11(e).

     2.109 "Retirement Partner" has the meaning assigned to such term in Section 10.11(e).

     2.110 "Roseburg" means Roseburg Resources Co., an Oregon corporation.

     2.111 "Roseburg Sale" has the meaning assigned to such term in Section 6.8(a)(iii).

     2.112 "Section 1033 Sale Windows" means (a) the 60-day period prior to and including March 31, 1997, or (b) the 60-day period prior to and including March 31, 1998.

     2.113 "Special General Partner" means IPFR, in its capacity as the Special General Partner of the Partnership, and any successor thereto.

     2.114 "Special General Partner Interest" means the Interest of the Special General Partner, having the rights and obligations as provided in this Agreement.

     2.115 "Subsidiary" means a corporation, partnership, or other Person of which any shares of stock or other ownership interests having ordinary voting power are at the time owned by the Partnership.

     2.116 "Substituted Partner" means a Person admitted to the Partnership as a Partner pursuant to Section 10.6.

            Second Amended and Restated Agreement of Limited Partnership/Page 19

     2.117 "Taxes" means any and all taxes (including net income, franchise, value added, ad valorem, sales, use, excise, severance, and property (personal and real, tangible and intangible) taxes) and levies, imposts, duties, charges, assessments, or withholding of any similar nature whatsoever, general or special, ordinary or extraordinary, together with any and all penalties, fines, additions to tax, and interest thereon.

     2.118 "Tentative Value of Western Region Assets" has the meaning assigned to that term in the Contribution Agreement.

     2.119 "Transfer" means, (a) as a noun, any voluntary or involuntary, transfer, sale, pledge, hypothecation, or other encumbrance or disposition and,
(b) as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, or otherwise encumber or dispose of.

     2.120 "Treasury Regulations" mean the regulations promulgated under the Code, as such regulations are in effect on the Effective Date and any successor provisions thereto.

     2.121 "Unpaid Priority Return" means, at the time of any determination, the Cumulative Limited Partner Priority Return through the Fiscal Quarter ending immediately prior to the date of such determination (or, in the case of a redemption effected in accordance with Section 10.10, through and including the day immediately preceding the Redemption Date), minus (a) the aggregate amount of any distributions made to the Limited Partner pursuant to Section 5.1(a) during the period commencing on the Effective Date and ending immediately prior to the date of such determination and (b) the aggregate amount, if any, by which any distributions made to the Limited Partner pursuant to Section 10.10 exceed the excess of (i) the Limited Partner's Preferred Capital at the time of each such distribution over (ii) the amount, if any, at such time, by which (A) the cumulative Net Income and Gains from Capital Transactions allocated pursuant to
Section 4.1(e) to the Limited Partner since the Effective Date exceeds (B) the cumulative amount of distributions made to the Limited Partner pursuant to
Section 5.1(a) since the Effective Date.

     2.122 "Unrealized Gain" attributable to any Partnership Asset means, as of any date of determination, the excess, if any, of (a) the fair market value of such Partnership Asset (as determined in accordance with Section 3.1 or Section 3.2, as the case may be) as of such date over (b) the Book Value of such Partnership Asset as of such date.

     2.123 "Unrealized Loss" attributable to any Partnership Asset means, as of any date of determination, the excess if any, of (a) the Book Value of such Partnership Asset as of such date over (b) the fair market value of such Partnership Asset (as determined in accordance with Section 3.1 or Section 3.2, as the case may be) as of such date.

            Second Amended and Restated Agreement of Limited Partnership/Page 20

     2.124 "Unrecovered Preferred Capital" means, at the time of any determination, with respect to the Limited Partner, the amount equal to the sum of (a) the Limited Partner's Preferred Capital at such time and (b) the Limited Partner's Unpaid Priority Return at such time.

     2.125 "Valuation Report" has the meaning assigned to such term in Section 3.2.

     2.126 "Value of Western Region Assets" has the meaning assigned to that term in the Contribution Agreement.

     2.127     "Voluntary Bankruptcy" means, for any Person:

          (a) the inability of that Person generally to pay its debts as they become due;

          (b) the admission in writing by that Person of its inability to pay its debts generally;

          (c) a general assignment by that Person for the benefit of creditors;

          (d) the filing of a petition or answer by that Person:

               (i) seeking to adjudicate itself to be bankrupt or insolvent;

               (ii) seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of itself or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or

               (iii) seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property; or

          (e) the taking by that Person of any corporate or partnership action to authorize any action described above.

     2.128 "Western Region Assets" means the assets of the Partnership on the Effective Date, after giving effect to the acquisitions and divestitures contemplated by the Contribution Agreement, consisting principally of forestlands, timber, and related assets in Washington and Oregon.

     2.129 "Withdrawal Date" has the meaning assigned to such term in Section 10.11.

     2.130 "Withdrawal Notice" has the meaning assigned to such term in Section 10.11.

     2.131 "Withdrawing Partner" has the meaning assigned to such term in
Section 10.11.

     2.132 "Withdrawing General Partner" means a Withdrawing Partner that is a General Partner or a Retiring Partner that is a General Partner, as the case may be.

            Second Amended and Restated Agreement of Limited Partnership/Page 21

                                   Article 3

                    Capital Contributions; Capital Accounts

     3.1 Revaluation of Partnership Assets; Capital Contributions of the
Partners.

          (a) On the Effective Date, immediately prior to the Partnership's receipt of the Capital Contributions required by Section 3.1(b), all Partnership Assets shall be revalued to reflect the Tentative Value of the Western Region Assets, the Capital Accounts of IPT and IPFR shall be correspondingly adjusted in accordance with Section 3.7(d)(i) after taking into account the allocations required pursuant to Section 4.6(c) for the period ending immediately before the Effective Date, and the Capital Accounts of IPT and IPFR immediately after such tentative revaluation and the allocation of such tentative revaluation among Partnership Assets shall be as reflected in Exhibit A attached hereto. On the final determination of the Value of the Western Region Assets in accordance with the terms of the Contribution Agreement:

          (i) The revaluation of Partnership Assets made pursuant to the preceding sentence shall, effective as of the Effective Date, be redetermined based on such final value by redetermining the adjustment to the Capital Accounts of IPT and IPFR and by allocating such final value among Partnership Assets consistently with the allocation reflected in Exhibit A attached hereto, all of which shall be reflected as a revised Exhibit A that shall be prepared by the Special General Partner, subject to the approval of the Managing General Partner; and

          (ii) Any other provision of this Agreement the application of which is affected by a revaluation of Partnership Assets and a corresponding adjustment to the Capital Accounts of the Partners in accordance with
     Section 3.7(d)(i) shall, effective as of the Effective Date, be reapplied, based on the redetermined revaluation of Partnership Assets and adjustment to Capital Accounts.

The provisions of the Agreement that must be reapplied and redetermined, effective as of the Effective Date, on the final determination of the Value of the Western Region Assets shall include the determination of the Common Capital of the Limited Partner and the Preferred Capital of the Limited Partner. The Common Capital and the Preferred Capital of the Limited Partner are reflected on Exhibit C attached hereto, and on the final determination of the Value of the Western Region Assets, the Common Capital and the Preferred Capital of the Limited Partner shall be reflected on a revised Exhibit C that shall be prepared by the Special General Partner, subject to the approval of the Managing General Partner. For purposes of this Agreement, any distribution of the Title Defect Acreage to IPT or IPFR that is deemed to occur upon the Partnership's conveyance of such acreage

            Second Amended and Restated Agreement of Limited Partnership/Page 22 to Newco pursuant to Section 7.05(a) of the Contribution Agreement shall be deemed to occur immediately prior to the revaluation required pursuant to this
Section 3.1(a).

          (b) On the Effective Date, (i) each of R-HCo and IPFR shall, in accordance with the Contribution Agreement, contribute cash to the Partnership, as a Capital Contribution, in the amount set forth below opposite such Person's name; (ii) R-HCo shall, concurrently with its Capital Contribution to the Partnership, be admitted to the Partnership as the Managing General Partner and shall become the owner of the Managing General Partner Interest, having the rights, powers, privileges, duties, and preferences specified in this Agreement; and, (iii) concurrently with IPFR's Capital Contribution to the Partnership, IPFR shall become the Special General Partner and its Interest shall be converted into the Special General Partner Interest, having the rights, powers, privileges, duties, and preferences specified in this Agreement:

     R-HCo               Managing General Partner Interest     $300,000,000

     IPFR                Special General Partner Interest      $  1,654,035


The Capital Contribution of R-HCo stated above shall include the Advance Contribution Payment and the Advance Contribution Interest as provided in accordance with the terms of the Contribution Agreement. The Capital Contribution of IPFR may be adjusted in accordance with the terms of the Contribution Agreement. Any such adjustment shall be effective as of the Effective Date. The Limited Partner will not be required to make any Capital

Contribution to the Partnership in respect of its Limited Partner Interest on the Effective Date, and from and after the Effective Date, its Interest shall be converted to the Limited Partner Interest, having the rights, powers, privileges, duties, and preferences specified in this Agreement. Immediately after the Capital Contributions required pursuant to this Section 3.1(b) are made, the Capital Accounts of the Partners and the Adjusted Value of Partnership Assets shall be as reflected in Exhibit D, and on the final determination of the Value of the Western Region Assets a revised Exhibit D shall be prepared by the Special General Partner, subject to the approval of the Managing General Partner.

          (c) Upon an election made pursuant to Section 10.10, the Managing General Partner shall have the right, but not the obligation, to contribute cash to the Partnership, as a Capital Contribution, to fund its Percentage Interest share (as determined immediately prior to any Capital Contribution pursuant to this Agreement) of the Partnership's redemption of all or any portion of the Preferred Capital Portion of the Limited Partner Interest, in an amount that shall not exceed the Managing General Partner's Percentage Interest share (as determined immediately prior to any Capital Contribution pursuant to this Agreement) of the Preferred Capital Portion of the Limited Partner Interest (determined, for purposes of this Section 3.1(c) only, without regard to any Capital

            Second Amended and Restated Agreement of Limited Partnership/Page 23

Contribution that the Managing General Partner may choose to make hereunder in connection with such election pursuant to Section 10.10 and any corresponding Capital Contribution that the Special General Partner would be required to make pursuant to Section 3.1(d)).

          (d) If the Managing General Partner elects to make a Capital Contribution pursuant to Section 3.1(c) or Section 6.9(b), the Special General Partner shall contribute cash to the Partnership as a Capital Contribution in an amount equal to 1/98th of the Capital Contribution made by the Managing General Partner pursuant thereto.

          (e) A Partner shall not make any Capital Contribution to the Partnership except (i) as provided in this Agreement or (ii) as agreed to by all Partners.

     3.2  Valuation of Partnership Assets; Determination of Fair Market Value.

          (a) Unless the Special General Partner and the Managing General Partner otherwise agree in accordance with Section 3.2(b), within five Business Days after each Measurement Date, an Independent Appraiser shall be selected to determine the fair market value of Partnership Assets. The Independent Appraiser so selected shall prepare a report (the "Valuation Report") that specifies the fair market value of each Partnership Asset and shall deliver such Valuation Report to each Partner as promptly as reasonably practical. Any final Valuation Report of the Independent Appraiser pursuant to this Section 3.2(a) shall be final and binding on the Partnership and all Partners for all purposes relating to this Agreement.

          (b) If, after any Measurement Date, the Special General Partner and the Managing General Partner reach an agreement as to the fair market value of Partnership Assets, the Managing General Partner shall prepare a report (the "Valuation Report") that specifies the fair market value of each Partnership Asset and shall deliver such Valuation Report to each Partner as promptly as reasonably practical. Any final Valuation Report that is prepared by the Managing General Partner pursuant to this Section 3.2(b) and approved by the Special General Partner shall be final and binding on the Partnership and all Partners for all purposes relating to this Agreement.

     3.3 Disposition of Capital Contributions and Withdrawals. Except as otherwise specifically provided in this Agreement or the Contribution Agreement, the proceeds of all Capital Contributions shall be held or expended by the Managing General Partner in furtherance of the purposes of the Partnership. Except as set forth in Articles 10 and 11, no Partner shall have the right to withdraw from the Partnership or to demand a return of all or any part of its Capital Contribution during the term of the Partnership, and any return of such Capital Contribution shall be made solely from the Partnership Assets and only in accordance with the terms of Sections 10.10, 10.12, and 11.3.

            Second Amended and Restated Agreement of Limited Partnership/Page 24

     3.4  Negative Capital Accounts of the Partners.

          (a) Notwithstanding any other provision of this Agreement, at no time during the term of the Partnership, upon dissolution and liquidation of the Partnership, or upon the Limited Partner's withdrawal from the Partnership shall the Limited Partner have any obligation to the Partnership or the other Partners to restore any negative balance in its Capital Account.

          (b) Each General Partner shall be unconditionally obligated to restore any negative balance in such General Partner's Capital Account (adjusted in accordance with this Section) upon the dissolution and liquidation of the Partnership or withdrawal by such General Partner from the Partnership.

     3.5 Return of Capital Contributions. Except as otherwise provided in this Agreement, no Partner shall have the right to demand the return of all or any part of its Capital Contribution until the Partnership has been dissolved and terminated, or to demand or receive property other than cash in return for its Capital Contribution. No Partner shall be personally liable for the return of any portion of the Capital Contributions of any other Partner; the return of those Capital Contributions shall be made solely from the Partnership Assets.

     3.6 No Interest; Consent to Distributions. No Partner shall have the right to receive any interest on such Partner's Capital Contributions or Capital Account, and neither General Partner shall be entitled to any payments or other compensation for assuming personal liability for any debt or obligation of the Partnership. To the extent any monies that any Partner is entitled to receive pursuant to this Agreement would constitute a return of capital, each Partner hereby consents to the withdrawal of that capital.

     3.7  Maintenance of Capital Accounts.

          (a) The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Treasury Regulation Section

1.704-1(b)(2)(iv), and shall adjust such Capital Account on each Allocation Date in accordance with the following rules. The Capital Account maintained for any Partner shall be increased by (i) the cash amount or Net Agreed Value of all Capital Contributions made, or deemed to have been made, to the Partnership by such Partner and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 3.7(b) and allocated to such Partner pursuant to Article 4, and decreased by (iii) the cash amount or Net Agreed Value of all actual and deemed distributions of cash or property made to such Partner and (iv) all items of Partnership deduction and loss computed in accordance with Section 3.7(b) and allocated to such Partner pursuant to Article 4.

            Second Amended and Restated Agreement of Limited Partnership/Page 25

          (b) For purposes of computing the amount of any item of income, gain, loss, or deduction to be reflected in the Partners' Capital Accounts, the determination, recognition, and classification of any such item shall be the same as its determination, recognition, and classification for federal income tax purposes; provided, however, that:

          (i) Any income of the Partnership that is exempt from United States federal income tax and not otherwise taken into account in computing Net Income and Net Losses shall be added to such Net Income or Net Losses;

          (ii) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income and Net Losses shall be subtracted from such Net Income or Net Losses;

          (iii) Gain or loss resulting from any disposition of a Partnership Asset with respect to which gain or loss is recognized for United States federal income tax purposes shall be computed by reference to the Book Value of the Partnership Asset disposed of, notwithstanding that the adjusted tax basis of such Partnership Asset differs from its Book Value; and

          (iv) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery, or amortization attributable to any Partnership Asset shall be determined as if the adjusted basis of such Partnership Asset were equal to the Book Value of that Partnership Asset; provided, however, that if such Partnership Asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery, or amortization shall be determined using any reasonable method that the Managing General Partner may adopt.

          (c) A transferee of an Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Interest so transferred; provided, however, that if the transfer causes a termination of the Partnership pursuant to Section 708(b)(1)(B) of the Code, the Partnership Assets shall be deemed to have been distributed in liquidation of the Partnership to the Partners (including any transferee of an Interest that is a party to the transfer causing such termination) and recontributed by such Partners in reconstitution of the Partnership. In such event, the Book Values of the

Partnership Assets shall be adjusted immediately prior to such deemed distribution pursuant to Section 3.7(d)(ii), and such Book Values shall then constitute the Agreed Values of such Partnership Assets upon such deemed contribution to the reconstituted Partnership. The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with the principles of this Section 3.7.

            Second Amended and Restated Agreement of Limited Partnership/Page 26

          (d)  Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f):

          (i) Immediately prior to any Capital Contribution made by an existing Partner or by a new Partner in connection with the admission of such Partner to the Partnership, (A) the Book Value of each Partnership Asset shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership Asset, and (B) the Capital Accounts of the Partners shall be adjusted upward or downward to reflect the Unrealized Gain or Unrealized Loss in all Partnership Assets, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of all Partnership Assets immediately prior to such Capital Contribution and had then been allocated to the Partners, at such time, pursuant to Article 4.

          (ii) Immediately prior to any actual or deemed distribution to a Partner of any Partnership Asset (other than a distribution of cash pursuant to Section 5.1), (A) the Book Value of each Partnership Asset shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership Asset, and (B) the Capital Accounts of the Partners shall be adjusted upward or downward to reflect the Unrealized Gain or Unrealized Loss in all Partnership Assets, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of all Partnership Assets immediately prior to such distribution and had then been allocated to the Partners, at such time, pursuant to Article 4.

          (e) If the Partnership's income, gain, loss, or deductions are adjusted pursuant to Section 482 of the Code or any similar provision under state, local, or foreign law, and such adjustment results in a deemed Capital Contribution to the Partnership by any Partner or a deemed distribution by the Partnership to any Partner, the Capital Account of such Partner shall be increased by the amount of such deemed Capital Contribution or decreased by the amount of such deemed distribution, as the case may be.

          (f) The foregoing provisions of this Article 3 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-l(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Managing General Partner, with the consent of the Special General Partner and the Limited Partner, determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulations, the Managing General Partner may make such modification.

     3.8 Liability of General Partner. All debts and other obligations of the

Partnership shall be paid or discharged first with Partnership Assets before any General Partner shall be

            Second Amended and Restated Agreement of Limited Partnership/Page 27 obligated to pay or discharge such debts or other obligations. Except as otherwise provided in Section 3.4(b), neither General Partner shall be liable for the return of the Capital Contribution of the Limited Partner.

                                   Article 4
                                  Allocations

     4.1 Allocation of Net Income. After giving effect to the special allocations set forth in Sections 4.3 and 4.4, as of each Allocation Date, Net Income, if any, and Gains from Capital Transactions, if any, for the Allocation Year ending on such Allocation Date shall be allocated in the following order of priority; provided, however, that all Net Income for the Allocation Year shall be allocated prior to the allocation of any Gains from Capital Transactions:

          (a) first--100% to the Special General Partner in an amount equal to the amount, if any, by which (i) the cumulative Net Losses and Losses from Capital Transactions allocated to the Special General Partner pursuant to
     Section 4.2(d) for the current and all prior Allocation Years exceeds (ii) the cumulative Net Income and Gains from Capital Transactions allocated to the Special General Partner pursuant to this Section 4.1(a) for all prior Allocation Years;

          (b) second--100% to the Managing General Partner in an amount equal to the amount, if any, by which (i) the cumulative Net Losses and Losses from Capital Transactions allocated to the Managing General Partner pursuant to
     Section 4.2(e) for the current and all prior Allocation Years exceeds (ii) the cumulative Net Income and Gains from Capital Transactions allocated to the Managing General Partner pursuant to this Section 4.1(b) for all prior Allocation Years;

          (c) third--to the Partners in proportion to and to the extent of the amount, if any, by which (i) the cumulative Net Losses and Losses from Capital Transactions allocated to each such Partner pursuant to Section 4.2(c) for the current and all prior Allocation Years exceeds (ii) the cumulative Net Income and Gains from Capital Transactions allocated to such Partner pursuant to this Section 4.1(c) for all prior Allocation Years;

          (d) fourth--to the Partners in proportion to and to the extent of the amount, if any, by which (i) the cumulative Net Losses and Losses from Capital Transactions allocated to each such Partner pursuant to Section 4.2(b) for the current and all prior Allocation Years exceeds (ii) the cumulative Net Income and Gains from Capital Transactions allocated to such Partner pursuant to this Section 4.1(d) for all prior Allocation Years;

            Second Amended and Restated Agreement of Limited Partnership/Page 28

          (e) fifth--100% to the Limited Partner, until the Limited Partner has been allocated an amount equal to the amount, if any, by which (i) the Cumulative Limited Partner Priority Return as of the current Allocation

     Date exceeds (ii) the cumulative Net Income and Gains from Capital Transactions allocated to the Limited Partner pursuant to this Section 4.1(e) for all prior Allocation Years; and

          (f) sixth--the balance of Net Income and Gains from Capital Transactions, if any, to the Partners in accordance with their Percentage Interests.

     4.2 Allocation of Net Losses. After giving effect to the special allocations set forth in Sections 4.3 and 4.4, as of each Allocation Date, Net Losses, if any, and Losses from Capital Transactions, if any, for the Allocation Year ending on such Allocation Date shall be allocated in the following order of priority; provided, however, that all Net Losses for the Allocation Year shall be allocated prior to the allocation of any Losses from Capital Transactions:

          (a) first--to the Partners in proportion to and to the extent of the amount, if any, by which (i) the cumulative Net Income and Gains from Capital Transactions allocated to each such Partner pursuant to Section 4.1(f) for all prior Allocation Years exceeds (ii) the sum of the cumulative Net Losses and Losses from Capital Transactions allocated to such Partner pursuant to this Section 4.2(a) for all prior Allocation Years;

          (b) second--to the Partners in accordance with their respective Percentage Interests until (i) the amount by which (A) the sum of the cumulative Net Losses and Losses from Capital Transactions allocated to the Partners for the current and all prior Allocation Years exceeds (B) the cumulative Net Income and Gains from Capital Transactions allocated to the Partners for all prior Allocation Years equals (ii) $100,000,000;

          (c) third--among the Partners in proportion to and to the extent of their positive Adjusted Capital Account Balances, until the Limited Partner's Adjusted Capital Account Balance is reduced to zero;

          (d) fourth--100% to the Special General Partner in an amount equal to the excess, if any, of (i) the amount of the Guaranteed Debt over (ii) the amount by which (x) the cumulative Net Losses and Losses from Capital Transactions allocated to the Special General Partner pursuant to this
     Section 4.2(d) for all prior Allocation Years exceeds (y) the cumulative Net Income and Gains from Capital Transactions allocated to the Special General Partner pursuant to Section 4.1(a) for all prior Allocation Years; and

          (e) fifth--the balance of Net Losses and Losses from Capital Transactions, if any, 100% to the Managing General Partner.

            Second Amended and Restated Agreement of Limited Partnership/Page 29

     4.3 Special Allocations. The following special allocations of items of Partnership income, gain, loss, or deduction (the amount of each such item being determined by applying the rules of Section 3.7(b)) shall be made in the following order of priority:

          (a) Qualified Income Offset. If the Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
     1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, items of Partnership income and gain shall be specially allocated to the Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any deficit in the Limited Partner's Adjusted Capital Account Balance as quickly as possible; provided, however, that an allocation pursuant to this Section 4.3(a) shall be made only if and to the extent that the Limited Partner would have a deficit Adjusted Capital Account Balance after all other allocations provided for in Sections 4.1, 4.2, and 4.3 have been tentatively made, as if this Section 4.3(a) were not in the Agreement.

          (b) Protective Allocation. If the Limited Partner has a deficit balance in its Capital Account at the end of any Allocation Year, the Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such deficit balance as quickly as possible; provided, however, that an allocation pursuant to this Section 4.3(b) shall be made only if and to the extent that the Limited Partner would have a deficit balance in its Capital Account after all other allocations provided for in Sections 4.1, 4.2, and 4.3 have been tentatively made, as if Section 4.3(a) and this Section 4.3(b) were not in the Agreement.

          (c) Partnership Minimum Gain Chargeback. If there is a net decrease in Partner-ship Minimum Gain during any Allocation Year, each Partner shall be allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) equal to that Partner's share of the net decrease in Partnership Minimum Gain during such Allocation Year (within the meaning of Treasury Regulation Section 1.704-2(g)(2)). The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2)(i). This Section 4.3(c) is intended to comply with the chargeback requirements in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

          (d) Chargeback of Minimum Gain Attributable to Partner Nonrecourse Debt. Notwithstanding the other provisions of this Article 4 (other than Section 4.3(c)), if there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any Allocation Year, any Partner with a share of Minimum Gain Attributable to Partner Nonrecourse Debt at the beginning of such Allocation Year shall be allocated items of

            Second Amended and Restated Agreement of Limited Partnership/Page 30

     Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) equal to that Partner's share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt determined consistently with Treasury Regulation Sections 1.704-2(g)(2) and 1.704-2(j)(2)(ii). This Section 4.3(d) is intended to comply with the chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation

     Year shall be allocated to the Partners in accordance with their Percentage Interests.

          (f) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

          (g) Nonrecourse Liabilities. For purposes of Treasury Regulation
     Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated to the Partners in accordance with their respective Percentage Interests.

          (h) Section 754 Adjustments. If an adjustment to the adjusted tax basis of any Partnership Asset pursuant to Code Section 734(b) or Code
     Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Partnership Asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership, if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made, if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

          (i) Additional Allocations of Section 482 Items. If any deemed Capital Contribution described in Section 3.7(e) gives rise to an additional item of deduction, loss, or expenditure pursuant to Section 482 of the Code that is allocable pursuant to Article 4, such item shall be specially allocated to the Partner that is deemed to have made the Capital

            Second Amended and Restated Agreement of Limited Partnership/Page 31

     Contribution. Similarly, if any deemed distribution described in Section 3.7(e) gives rise to an additional item of income or gain pursuant to
     Section 482 of the Code that is allocable pursuant to Article 4, such item shall be specially allocated to the Partner that is deemed to have received the distribution.

     4.4 Curative Allocations.

          (a) Definition. The "Regulatory Allocations" consist of allocations pursuant to Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.3(f), 4.3(h), and
4.5. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the net amount of such allocations of such other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

          (b) Authority of Special General Partner. The Special General Partner, subject to the consent of the Managing General Partner, shall have reasonable discretion, with respect to each Allocation Year, to (i) apply the provisions of
Section 4.4(a) in whatever order is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations and (ii) divide all allocations pursuant to Section 4.4(a) among the Partners in a manner that is likely to minimize such economic distortions.

     4.5 Loss Limitation. The Net Losses and Losses from Capital Transactions allocated pursuant to Section 4.2 and the items of loss or deduction allocated pursuant to Sections 4.3 and 4.4 shall not exceed the maximum amount of Net Losses, Losses from Capital Transactions, and items of loss or deduction that can be so allocated without causing the Limited Partner to have a deficit in its Adjusted Capital Account Balance at the end of any Allocation Year. All Net Losses, Losses from Capital Transactions, and items of loss or deduction in excess of the limitation set forth in this Section 4.5 shall be allocated to the General Partners in accordance with the priorities established in Sections 4.2
(d) and 4.2(e).

     4.6  Other Allocation Rules.

          (a) Unrealized Gains and Unrealized Losses. Net Income, Net Losses, Gains from Capital Transactions, Losses from Capital Transactions, and any other items of income, gain, loss, or deduction shall be allocated to the Partners pursuant to this Article 4 as of the Allocation Date established for each Allocation Year; provided, however, that, for purposes of this Article 4, any Unrealized Gain or Unrealized Loss reflected as an adjustment to the Partners' Capital Accounts and the Book Value of Partnership Assets pursuant to Section 3.7(d) shall be treated as Gains from Capital Transactions, Losses from Capital Transactions, or such other items, as the case may be, that

            Second Amended and Restated Agreement of Limited Partnership/Page 32 are allocated among the Partners pursuant to this Article 4 as of the date of any such adjustment (including any allocations required by Sections 10.12(b) and 11.6).

          (b) Sale of Interest. In the case of a Partner whose entire Interest in the Partnership is retired or sold, the Partnership's taxable year shall close with respect to such Partner, and such Partner's distributive share of all items of Net Income, Net Losses, and any other items of income, gain, loss, or deduction shall be determined using the interim closing of the books method pursuant to Section 706 of the Code and Treasury Regulation Section 1.706-1(c)(2)(i). Except as provided in Section 4.6(c), in all other cases in which it is necessary to determine the Net Income, Net Losses, or any other items allocable to any period, Net Income, Net Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing General Partner, with the approval of the Special General Partner, using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.

          (c) Interim Closing on the Admission of R-HCo. All allocations pursuant to this Article 4 for the first Allocation Year shall be made, based on an interim closing of the Partnership's books immediately before the Effective Date, by treating such Allocation Year as consisting of two Allocation Years, the first of which ends on the day before the Effective Date and the second of which begins on the Effective Date. For purposes of applying the preceding sentence, any item of expense or loss attributable to the Swap-Breakage Costs (as defined in the Contribution Agreement) shall be allocated to the portion of the first Allocation Year that ends immediately before the Effective Date.

     4.7 Tax Allocations: Code Section 704(c) - Adoption of the Remedial Allocation Method.

          (a) Book-Tax Disparity. In the case of any Partnership Asset that has a Book-Tax Disparity due to the contribution of that asset subject to such a disparity or the adjustment of the Book Value of that Partnership Asset pursuant to Section 3.1(a) or Section 3.7(d), subsequent tax allocations of income, gain, loss, and deduction with respect to that Partnership Asset shall be made, as permitted by Sections 704(b) and (c) and the Treasury Regulations thereunder, in accordance with the remedial allocation method of Treasury Regulation Section 1.704-3(d).

          (b) Elections. Any elections or other decisions relating to allocations pursuant to this Section 4.7 shall be made by the Managing General Partner, with the approval of the Special General Partner, in any manner that
(i) reasonably reflects the purpose and intention of this Agreement, (ii) is consistent with allocating net taxable income or loss to each Full-Cost Partner equal to the net income or net loss (as determined in accordance with Section 3.7(b)) allocated to

            Second Amended and Restated Agreement of Limited Partnership/Page 33 each such Partner, and (iii) complies with Section 704(c) of the Code and the Treasury Regulations thereunder.

          (c) Affect of Allocations. Allocations pursuant to this Section 4.7 are solely for purposes of United States federal income taxes and shall not affect or in any way be taken into account in computing (i) any Partner's Capital Account or share of Net Income, Net Losses, or other items of income, gain, deduction or loss computed in accordance with Section 3.7(b), or (ii) distributions pursuant to any provision of this Agreement.

                                   Article 5
                               Cash Distributions

     5.1 Quarterly Distributions. On each Distribution Date, distributions in cash shall be made to the Partners in the following order and priority:

          (a) first, to the extent of Available Cash constituting Available Operating Cash, 100% to the Limited Partner until the Limited Partner has received an amount equal to the Unpaid Priority Return; and


          (b) thereafter, at the discretion of the Managing General Partner and to the extent of any remaining Available Cash constituting Available Operating Cash, to all Partners in accordance with their respective Percentage Interests.


     5.2 No Other Distributions. The Partnership shall make no distributions to the Partners except (a) as provided in Sections 5.1, 6.3, and 6.9(b) and in Articles 10 and 11 or (b) as agreed to by all Partners.

                                   Article 6
                                   Management

     6.1 General Authority of the Managing General Partner. Except for the tax matters to be managed by the Special General Partner and subject to the limitations and restrictions set forth in this Agreement, the Managing General Partner (a) shall manage, control, and direct the business and affairs of the Partnership, (b) shall conduct the day-to-day business and affairs of the Partnership in the name, and on behalf, of the Partnership, and (c) may exercise any and all rights and powers available to general partners under the Act, all without the further consent of the other Partners or the Partnership (except as otherwise specifically required by this Agreement). Subject to the same exceptions, limitations, and restrictions (including the limitations on Harvests, Lands Sales, and

            Second Amended and Restated Agreement of Limited Partnership/Page 34

Transfers of Partnership Assets), the rights and powers of the Managing General Partner under this Section 6.1 include the following:

          (a) To acquire by purchase, lease, or otherwise any Permitted Asset that may be necessary, convenient or incidental to accomplish the purposes of the Partnership;

          (b) To operate, maintain, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient, or incidental to accomplish the purposes of the Partnership;

          (c) To execute agreements, contracts, documents, certificates, and instruments necessary or convenient in connection with the acquisition, disposition, management, maintenance, and operation of Partnership Assets, or in connection with managing the affairs of the Partnership;

          (d) To execute amendments to this Agreement and the Amended Certificate in accordance with this Agreement, both as Managing General Partner and, if required, as attorney in fact for the Special General Partner and the Limited Partner under any power of attorney granted by the Special General Partner or the Limited Partner to the Managing General Partner;

          (e) To execute, in furtherance of the purposes of the Partnership, any deed, lease, bill of sale, contract, mortgage, deed of trust, or other instrument purporting to convey or encumber any or all Partnership Assets;

          (f) To care for and distribute funds to the Partners by way of cash, income, return of capital, or otherwise, all in accordance with this Agreement, and perform all matters in furtherance of the purposes of the Partnership or this Agreement;

          (g) To arrange for or contract on behalf of the Partnership for the services of independent contractors, including lawyers, the Independent Appraiser, the Independent Accountant, and other accountants;

          (h) To engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Partnership Assets and the Partnership and liability of the Managing General Partner and the Special General Partner) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a limited partnership under the laws of each jurisdiction in which the Partnership is then formed or qualified to conduct business;

            Second Amended and Restated Agreement of Limited Partnership/Page 35

          (i) To take, or refrain from taking, all actions not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Partnership;

          (j) To institute, prosecute, defend, settle, compromise, and dismiss lawsuits and other judicial and administrative proceedings by or against the Partnership or the Partners in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection with these actions; and

          (k)  To acquire any Permitted Asset.

     6.2 Right of Other Persons to Rely on the Managing General Partner.

          (a) Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate about any one or more of the following matters signed by the Managing General Partner:

          (i) The identity of the Managing General Partner, the Special General Partner, and the Limited Partner;

          (ii) The existence or nonexistence of any fact that constitutes a condition precedent to acts by the Managing General Partner or that is otherwise germane to the affairs of the Partnership;

          (iii) The identity of Persons authorized to execute and deliver any instrument, agreement, or document of the Partnership; and

          (iv) Any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership.

          (b) The signature of the Managing General Partner shall be necessary and sufficient to convey title to Partnership Assets. The Managing General Partner may disclose a copy of this Agreement to any Person to confirm the Managing General Partner's authority; provided, however, that the Person to whom such copy is disclosed shall first agree in writing to maintain the confidentiality of the terms of this Agreement. The Managing General Partner may execute any "statement of partnership" or other documents needed to effectuate this or any other provision of this Agreement.

     6.3 Restrictions on the Authority of the Managing General Partner. Without the consent of all other Partners (which consent, except as otherwise provided below, may be withheld in the sole discretion of a Partner for any reason or for no reason), the Managing General Partner shall not:

            Second Amended and Restated Agreement of Limited Partnership/Page 36

          (a) Transfer any Partnership Asset or conduct any Harvest or Land Sale, except for mortgages and deeds of trust to secure the New Financing or indebtedness incurred in connection with the redemption of the Preferred Capital Portion of the Limited Partner Interest effected in accordance with
     Section 10.10 and as except otherwise provided in this Agreement;

          (b) Knowingly do any act in contravention of this Agreement or engage in activities inconsistent with the purposes of the Partnership;

          (c) Except as otherwise provided in this Agreement, do any act that would make it impossible to carry on the ordinary business of the Partnership;

          (d) Possess Partnership Assets, or assign rights in specific Partnership Assets, for other than a Partnership purpose;

          (e) Do any act that would subject the Limited Partner to liability as a general partner (or the equivalent of a general partner) in any jurisdiction;

          (f) Cause or permit the Partnership to voluntarily take any action that would cause a Bankruptcy of the Partnership;

          (g) Cause or permit the Partnership to amend or modify, or refinance, existing indebtedness for borrowed money; provided, however, that the Managing General Partner may amend the New Credit Agreement on behalf of the Partnership in accordance with that certain letter agreement, dated as of March 29, 1996, from the Agent under the New Credit Agreement to the Partnership if (i) the Managing General Partner first notifies the Special General Partner of such proposed amendments (which notice shall be in writing and shall contain the proposed text of the amendments) as soon as possible after the Managing General Partner is notified of same and (ii) on or before the close of business Dallas, Texas time on the third full Business Day after being notified of the proposed amendments the Special General Partner does not conclude in its reasonable discretion that such proposed amendments would have a material adverse effect on the Interests of the Special General Partner or the Limited Partner;

          (h) Cause or permit the Partnership to acquire, by purchase or contribution, any Partnership Assets other than Permitted Assets;

          (i) Cause or permit the Partnership, except as provided in Section 6.8(g), to create a Subsidiary or acquire an interest in a Subsidiary;

            Second Amended and Restated Agreement of Limited Partnership/Page 37

          (j) Cause or permit the Partnership to change its Fiscal Year (for which consent may not unreasonably be withheld);

          (k) Except as permitted under Article 10, cause or permit the admission of any Person to the Partnership as a Partner or issue any additional interests in the Partnership;

          (l) Cause or permit the Partnership to merge or consolidate with or into another partnership, a corporation, or any other Person;

          (m) Cause or permit the Partnership to create or contribute to any multi-employer or single-employer plan, as defined in Section 4001 of the Employee Retirement Income Security Act of 1974 and the laws, rules, and regulations promulgated thereunder, as each of the same may be amended from time to time; or

          (n) Cause or permit the Partnership to incur indebtedness for borrowed money, other than the New Financing, the Additional Properties Acquisition Notes or indebtedness incurred in connection with the redemption of the Preferred Capital Portion of the Limited Partner Interest effected in accordance with Section 10.10.

     6.4 Duties of the Managing General Partner.

          (a) Separate Operations. The Managing General Partner shall cause the Partner-ship to conduct its business and operations separately from the business and operations of R-HCo and its Affiliates. In furtherance of this duty, the Managing General Partner shall:

          (i) segregate Partnership Assets and not allow Partnerships funds or Partnership Assets to be commingled with the funds or other assets of, held by, or registered in the name of R-HCo or any Affiliate of R-HCo;

          (ii) maintain separate books and financial records for the Partnership;

          (iii) observe all Partnership formalities required by Applicable Law or this Agreement, such as keeping minutes of meetings and obtaining authorization for acts of the Partnership that require authorization;

          (iv) cause the Partnership to pay its liabilities from Partnership Assets; and

          (v) cause the Partnership to conduct its dealings in its own name, and as a separate and independent Person, not in the name of R-HCo or any Affiliate of R-HCo.


          (b) Responsible Officers. Upon the execution of this Agreement, the Managing General Partner shall furnish the Partnership a resolution of its management committee or a certificate of an officer or authorized representative authorized by the management committee,

            Second Amended and Restated Agreement of Limited Partnership/Page 38 naming those officers and authorized representatives (the "Responsible Officers") of the Managing General Partner who will be responsible for managing and operating the Partnership in accordance with this Agreement (a copy of which shall be provided to each other Partner). Thereafter, if the Managing General Partner intends to add new Responsible Officers or remove old Responsible Officers, the Managing General Partner shall promptly furnish the Partnership with a new, updated resolution or certificate (a copy of which shall be provided to each other Partner). The Managing General Partner undertakes and agrees to cause the Responsible Officers to conduct the affairs of the Partnership in accordance with this Agreement and Applicable Law.

          (c) Certain Notices. Within 10 Business Days after a Responsible Officer has actual knowledge of any such event, the Managing General Partner shall notify the Partners of (i) the occurrence of each Optional Liquidation Event, Liquidating Event, and other event that, with notice or lapse of time or both, would constitute an Optional Liquidation Event or Liquidating Event, and
(ii) the responsive action that the Managing General Partner has taken and proposes to take in respect of such event.

          (d) General. The Managing General Partner shall take all necessary or appropriate actions (i) to maintain the Partnership's valid existence as a limited partnership under the laws of the State of Texas and of every other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners and (ii) to accomplish the Partnership's purposes, including the acquisition, management, maintenance, preservation, and operation of Permitted Assets in accordance with this Agreement and Applicable Law.

          (e) Time. The Managing General Partner shall devote to the Partnership such time as is necessary or appropriate to perform properly the Managing General Partner's obligations to the Partnership.

          (f) Best Interests of Partnership. The Managing General Partner shall conduct the affairs of the Partnership in the best interests of the Partnership, including the safekeeping and use of all Partnership Assets for the exclusive benefit of the Partnership (subject to existing rights of other Persons, if any). The Managing General Partner shall not conduct the affairs of the Partnership in a manner that benefits the Managing General Partner, to the detriment of any other Partner.

          (g) Licenses and Permits. The Managing General Partner shall maintain on behalf of the Partnership all Government licenses, permits, registrations, authorizations, use agreements, consents, orders, and approvals necessary or appropriate to conduct the Partnership's business.

            Second Amended and Restated Agreement of Limited Partnership/Page 39

          (h) Costs, Expenses, and Taxes. The Managing General Partner shall cause the Partnership to pay when due all costs, expenses, and taxes payable by the Partnership.

     6.5  Compensation and Expenses.

          (a) Compensation and Reimbursement. Except as otherwise provided in this Section 6.5 and in that certain Timberland Management Agreement, a copy of which is attached hereto as Exhibit B, no Partner, Affiliate of a Partner, or officer, director, or employee of a Partner or Affiliate of a Partner shall receive from the Partnership (i) a salary, fee, or draw for services rendered to or on behalf of the Partnership or (ii) reimbursement for expenses incurred on behalf of the Partnership.

          (b) Expenses. The Partnership shall reimburse the Managing General Partner and the Special General Partner (as the Tax Matters Partner, subject to the terms of the Contribution Agreement) on a monthly basis for (i) all direct and indirect expenses they incur and all payments they make on behalf of the Partnership (including salary, bonus, incentive compensation, and other amounts paid to any Person to perform services for the Partnership, or for the Managing General Partner or the Special General Partner in the discharge of its respective duties to the Partnership), and (ii) all other necessary and appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the Managing General Partner or the Special General Partner (as Tax Matters Partner) in connection with operating the Partnership's business (including reasonable expenses allocated to the Managing General Partner by its Affiliates). The Managing General Partner or the Special General Partner, as applicable, shall determine the fees and expenses that are allocable to the Partnership in any reasonable manner determined by the Managing General Partner or the Special General Partner, respectively, in its sole discretion. Reimbursement of a General Partner pursuant to this Section 6.5(b) shall be in addition to reimbursement to the General Partners pursuant to the indemnity provided by Section 6.10.

     6.6 Covenant Not to Withdraw, Transfer, or Dissolve. Except as otherwise permitted by this Agreement, prior to the closing of the redemption of the Preferred Capital Portion of the Limited Partner Interest in accordance with
Section 10.10, the Managing General Partner shall not (a) take any action to file a certificate of dissolution or its equivalent for itself, (b) take any action that would cause a Voluntary Bankruptcy of itself, (c) withdraw or attempt to withdraw from the Partnership, (d) exercise any power under the Act to dissolve the Partnership, (e) except as otherwise provided in this Agreement, Transfer all or any part of its Interest in the Partnership as Managing General Partner, or (f) petition for judicial dissolution of the Partnership. Further, subject to the terms of Section 6.9(a), the Managing General Partner shall continue to carry out the duties of the Managing General Partner under this Agreement until the Partnership is dissolved and liquidated pursuant to Article 11.

            Second Amended and Restated Agreement of Limited Partnership/Page 40

     6.7 Affiliated Transactions. The Partnership shall not enter into any agreements or transactions of any kind with any Affiliate except for:


          (a) Transactions carried out pursuant to the Timberland Management Agreement, a copy of which is attached to this Agreement as Exhibit B;

          (b) Transactions approved in writing by all Partners;

          (c) Transactions that receive a favorable fairness opinion from an investment banker of national reputation, which investment banker shall be chosen by the Managing General Partner, subject to approval by the Special General Partner (which approval may not be unreasonably withheld);

          (d) Any transaction or series of transactions in an aggregate amount of no greater than $10,000,000 per fiscal year, which transaction or series of transactions (i) is no less fair and equitable to the Partnership than would be in the case of a transaction with an unaffiliated third party and
     (ii) is disclosed in writing to the other Partners before it is consummated; and

          (e) The Roseburg Sale.

     6.8 Restrictions on Harvests and Land Sales.

          (a) The Restrictions. Notwithstanding any other provision of this Agreement to the contrary, the Managing General Partner may not cause the Partnership to conduct any Harvest or Land Sale, except in accordance with the rules in this Section. The restrictions in this Section 6.8 are in addition to all other restrictions in this Agreement that may also apply to a transaction, such as the restrictions in Section 6.7 on transactions with Affiliates of the Partnership.

          (b) Transactions Contemplated by the Contribution Agreement. The Managing General Partner may cause the Partnership to conduct any Harvest or make any Land Sale required by the main body of the Contribution Agreement, disregarding transactions permitted by the exhibits to the Contribution Agreement.

          (c) Like-Kind Exchange. The Managing General Partner may cause the Partnership to sell or exchange timber (as a Harvest) or forestlands (as a Land
Sale) for other timber or forestlands in a like-kind exchange that qualifies, at least in part, under Section 1031 of the Code. The fair market value of all non-like kind property received by the Partnership in a like-kind exchange, plus the amount of all cash received by the Partnership in that like-kind exchange,
(i) shall be treated as proceeds from the Harvest or Land Sale, as applicable, and (ii) shall be applied against the applicable limitations in this Section 6.8 on the number of board feet of merchantable timber that

            Second Amended and Restated Agreement of Limited Partnership/Page 41 may be Harvested by the Partnership or the number of acres subject to Land Sales by the Partnership, converted into board feet or acres, as appropriate, by dividing the total amount of such value and cash by the average weighted market value per board foot of the merchantable timber (if the transaction is a Harvest) or the average market value per acre of the land, including the merchantable timber on the land (if the transaction is a Land Sale), in the transactions giving rise to the determination hereunder. At least 10 days before the Partnership sells or exchanges any timber or forestlands under this Section 6.8(c) (and as a condition to the consummation of such sale or exchange), a Responsible Officer of the Managing General Partner must certify in writing to the Special General Partner that, based on the advice of counsel, the transaction has been structured, at least in part, as a nontaxable like-kind exchange under Section 1031 of the Code. Any like-kind exchange between the Partnership and an Affiliate of the Partnership that results in a recognition of gain upon a subsequent disposition of either the exchanged property or the like-kind property pursuant to Section 1031(f) of the Code shall not be considered to qualify under Section 1031, in whole or in part; provided, however, that the subsequent disposition of the like-kind property on which the Partnership recognizes gain pursuant to Section 1031(f) of the Code shall not be considered a Harvest or a Land Sale for purposes of this Section 6.8.

          (d) Harvests in the Ordinary Course of Business. As of the end of each Harvest Year, the Managing General Partner may have caused the Partnership to Harvest a total volume of merchantable timber during the period from the Effective Date to the end of that Harvest Year (disregarding volumes Harvested under Section 6.8(e)) equal to (i) 210,000,000 board feet multiplied by (ii) the number of Harvest Years that have ended since the Effective Date. The Partnership may use the proceeds of these Harvests, net of the reasonable costs and expenses of the Harvests, for any Partnership purpose permitted by this Agreement, except that not more than an amount of such net proceeds equal to the required amortization (such required amortization not to exceed $50,000,000 in any Harvest Year) in such Harvest Year may be applied in such Harvest Year to pay such required amortization under the New Loan.

          (e) Excess Harvests. In addition to the Harvests contemplated by other provisions of this Section 6.8, as of the end of each Harvest Year, if the Partnership has then Harvested all volumes of timber available to be Harvested under Section 6.8(d), the Managing General Partner may have caused the Partnership to Harvest a total volume of merchantable timber during the period from the Effective Date to the end of that Harvest Year equal to (i) 40,000,000 board feet multiplied by (ii) the number of Harvest Years that have ended since the Effective Date. All proceeds from Harvests under this Section 6.8(e) shall be treated as "Excess Proceeds." Any Harvest properly classified at any time as a Harvest under this Section 6.8(e) may not thereafter be reclassified as a Harvest under Section 6.8(d), even if, in a subsequent Harvest Year, the cumulative volume of all

            Second Amended and Restated Agreement of Limited Partnership/Page 42

Harvests by the Partnership, including the Harvest in question, would not exceed the Harvest volume limitation under Section 6.8(d).

          (f) Other Land Sales. In addition to Land Sales contemplated by other provisions of this Section 6.8, as of the end of each Harvest Year, the Managing General Partner may have caused the Partnership to conduct Land Sales equal to
(i) 15,000 acres multiplied by (ii) the number of Harvest Years that have ended since the Effective Date. All proceeds of Land Sales under this Section 6.8(f), net of reasonable expenses of sale, shall be treated as "Excess Proceeds."

          (g) Roseburg Sales. In addition to Harvests and Land Sales contemplated by other provisions of this Section 6.8, the Managing General

Partner may permit the Partnership to sell Partnership Assets to Roseburg (each such sale being a "Roseburg Sale"), subject to the following provisions:

          (i) the aggregate fair market value of all Partnership Assets sold in Roseburg Sales may not exceed $100,000,000;

          (ii) each Roseburg Sale must occur during the Section 1033 Sale
     Windows;

          (iii) at least 10 days before the proposed effective date of each proposed Roseburg Sale, the Managing General Partner shall certify in writing to the Special General Partner that such Roseburg Sale has been structured (based upon the advice of counsel) so that at least 90% of the Partnership Assets sold to Roseburg will qualify as replacement property for purposes of Section 1033 of the Code;

          (iv) each Roseburg Sale that is an installment sale shall (A) include at least a 20% cash down payment at the time of the sale, (B) include a promissory note on commercially reasonable terms for the balance of the consideration, the payment of which shall at all times until such notes have been paid in full be assured by the issuance by a bank reasonably acceptable to the Special General Partner of a letter of credit or letters of credit issued in favor of the Borrower and, if required, the Agent under the New Credit Facility and (C) require that Roseburg apply all proceeds of any subsequent harvest, land sale, or other disposition of the Partnership Assets sold to Roseburg in the Roseburg Sale, net of the reasonable costs and expenses of the harvest, land sale, or other disposition, toward payment of outstanding interest and principal on such promissory note, until it has been paid in full;

          (v) the net cash proceeds of each Roseburg Sale, together with the cash amounts received under any promissory note used in such Roseburg Sale, shall be treated as Excess Proceeds; and

            Second Amended and Restated Agreement of Limited Partnership/Page 43

          (vi) at the election of the Managing General Partner, a Roseburg Sale made during either Section 1033 Sale Window may be effected by having the Partnership contribute the Partnership Assets to be sold in such sale to a newly formed corporation in exchange for all of such corporation's stock.

          (h) Excess Proceeds. The Managing General Partner shall promptly deposit all Excess Proceeds (as identified in the foregoing provisions of this Section 6.8) in a separate trust account with a bank or trust company satisfactory to all Partners, under instructions to be invested only in Permitted Investments. The Managing General Partner may withdraw the funds in the account, including accrued interest, solely (i) to acquire, at fair market value, additional standing timber, forestlands, or both, for the Partnership;
(ii) to permanently pay down the principal of and accrued interest on the New Loan (as defined in the Contribution Agreement); and (iii) to distribute to the Limited Partner the Unpaid Priority Return in accordance with Section 5.1(a); provided, however, that any distribution of Excess Proceeds in accordance with this Section 6.8(h)(iii) shall, when so distributed, be deemed to constitute a distribution of Available Cash constituting Available Operating Cash. All funds that have not been withdrawn from the trust account for the purposes specified in the preceding sentence shall be retained in such trust account until so applied or until used in accordance with Section 10.10 to redeem the Preferred Capital Portion of the Limited Partnership Interest.

          (i) Procedural Matter. Several of the foregoing limitations are intended to be applied at the end of applicable Harvest Years. If, however, the Managing General Partner reasonably determines during the course of a Harvest Year that any one or more such limitations will apply at the end of that Harvest Year, the Managing General Partner shall, for the balance of that Harvest Year, conduct the affairs of the Partnership as if the limitation were already in effect. To the extent that all information necessary to apply the limitations is not available at that time, the Managing General Partner shall use reasonable assumptions in applying the limitations, subject to adjustment when the missing information is available at the end of the Harvest Year.

    6.9  Limited Management Rights of Special General Partner.

          (a) Priority Shortfall Condition. Subject to Section 6.9(b), upon occurrence of a Priority Shortfall Condition (which shall constitute conclusive evidence that the Partnership is not generating the amounts of Available Cash reasonably expected by the Partners when they executed this Agreement), IPFR (or any other Person designated by IPFR) may, on 15 Business Days' written notice to R-HCo, take control of the Partnership and, for so long, but only so long, as the Priority Shortfall Condition continues, and except as provided in Section 6.9(c), exercise and enjoy all rights, powers, and privileges of the Managing General Partner under this Agreement and the Act, including the right to manage, control, and direct the business and affairs of the Partnership; the right to make

            Second Amended and Restated Agreement of Limited Partnership/Page 44 elections and decisions available to the Managing General Partner under this Agreement and to a general partner under the Act; the right to receive all compensation and reimbursement otherwise payable to the Managing General Partner; and the other rights, powers, and privileges of the Managing General Partner under this Article 6 and the other provisions of this Agreement. Subject to Section 6.9(b) and 6.9(c), upon IPFR's taking control of the Partnership pursuant to the preceding sentence, R-HCo shall relinquish all rights, powers, and privileges so obtained by IPFR.

          (b) Voluntary Capital Contribution. After a Priority Shortfall Condition has occurred, the Managing General Partner may, at its election, in order to cure that Priority Shortfall Condition, contribute additional funds to the Partnership as a Capital Contribution in an amount that equals, but does not exceed, the sum of (i) the Priority Shortfall and (ii) the amount, if any, by which (A) the Priority Return for each Fiscal Quarter ending after such Priority Shortfall Condition arose and before such Capital Contribution is made exceeds
(B) any distributions made to the Limited Partner pursuant to this Agreement since such Priority Shortfall Condition arose that have reduced the Unpaid Priority Return of the Limited Partner. Any Capital Contribution made pursuant to this Section 6.9(b) shall immediately be distributed to the Limited Partner and shall be treated for purposes of this Agreement as a distribution in an amount equal to the Priority Shortfall made pursuant to Section 5.1(a). If, in connection with any Priority Shortfall Condition, a Capital Contribution and distribution in an amount equal to the Priority Shortfall are made in accordance with this Section 6.3(b), such Priority Shortfall Condition shall cease to exist.

          (c) Reserved Rights. Notwithstanding Section 6.9(a) or Section 6.9(g), the Managing General Partner shall always retain, and the Special General Partner may not take, receive, or enjoy any benefit from, the Managing General Partner's Capital Account, allocations to the Managing General Partner pursuant to Article 4, or distributions to the Managing General Partner pursuant to
Article 5.

          (d) Priority Shortfall Condition. During the period from the Effective Date to, but excluding, the date that the Limited Partner's Preferred Capital is reduced to zero, a "Priority Shortfall Condition" exists immediately after any Distribution Date (the "Testing Date") if (i) the Limited Partner had an Unpaid Priority Return immediately after the immediately preceding Distribution Date (the "Initial Unpaid Return") and (ii) such Initial Unpaid Return exceeds the distribution paid on the Testing Date pursuant to Section 5.1(a) to the Limited Partner (such excess being referred to as the "Priority Shortfall"). Subject to
Section 6.9(b), any Priority Shortfall Condition shall continue to exist until the Unpaid Priority Return of the Limited Partner is reduced to zero.

          (e) Election Rights. If a Priority Shortfall Condition exists, IPFR is not obligated to exercise its rights under this Section 6.9, and the failure to exercise such rights shall not limit

            Second Amended and Restated Agreement of Limited Partnership/Page 45

IPFR's right to exercise such remedies at any time and from time to time in the future if the same Priority Shortfall Condition continues or if a new Priority Shortfall Condition occurs.

          (f) Duties of Managing General Partner. If IPFR exercises its rights under this Section 6.9, R-HCo, on request by IPFR, shall (i) deliver to the Special General Partner or its designee all books, records, and accounts maintained on behalf of the Partnership; (ii) give IPFR or its designee, and their respective agents, employees, and contractors, full possession, custody, and control of all Partnership Assets; (iii) assist IPFR in exercising and enjoying the rights, powers, and privileges available to it under this Section 6.8; and (iv) execute, acknowledge, and deliver all instruments, agreements, certificates, and other documents necessary or appropriate to transfer to, or recognize in, IPFR the rights, powers, and privileges available to it under this
Section 6.9 to manage, control, or direct the business or affairs of the Partnership.

          (g) Foreclosure Condition. Upon the occurrence of a Foreclosure Condition (which shall constitute conclusive evidence that the Managing General Partner and its successor is then unable to perform its duties hereunder), IPFR (or any other Person designated by IPFR) may, on 15 Business Days' written notice to R-HCo and the lender or lenders taking the actions that caused or resulted in such Foreclosure Condition, take control of the Partnership for so long, but only so long as the Foreclosure Condition continues and remains uncured, and except as provided in Section 6.9(c), exercise and enjoy all rights, powers, and privileges of the Managing General Partner under this Agreement and the Act, including the right to manage, control, and direct the business and affairs of the Partnership; the right to make elections and decisions available to the Managing General Partner under this Agreement and to a general partner under the Act; the right to receive all compensation and reimbursement otherwise payable to the Managing General Partner; and the other rights, powers, and privileges of the Managing General Partner under this
Article 6 and the other provisions of this Agreement. Subject to Section 6.9(c), upon IPFR's taking control of the Partnership pursuant to the preceding sentence, R-HCo shall relinquish all rights, powers, and privileges so obtained by IPFR, but only for so long as the Foreclosure Condition continues and remains uncured. A "Foreclosure Condition" shall be deemed to exist when, in response to or upon the occurrence of any default, any event of default, or other occurrence under the New Financing or any financing provided to R-HCo or either of its members, the New Lender or the lenders under any such other financing foreclose on all or any portion of the Managing General Partner Interest held as security for such indebtedness, or, in lieu of foreclosure, R-HCo elects to assign all or any portion of its Managing General Partner Interest to any such lender(s) or their assigns, or R-HCo or either of its members agrees, in lieu of any demand or acceleration under any such indebtedness, to assign all or any portion of its Managing General Partner Interest to any such lender(s) or their assigns. For purposes of this Section 6.9(g), a Foreclosure Condition shall be deemed to continue to exist and shall remain uncured until any and all defaults under any indebtedness referred to in the preceding

            Second Amended and Restated Agreement of Limited Partnership/Page 46 sentence are cured, there are outstanding under the New Financing or any such other financing no rights of demand or acceleration that may then be exercised and no event has occurred that (upon the giving of notice or lapse of time) will permit any such rights of demand or acceleration to exist, and R-HCo holds all right, title, and interest in and to the full Managing General Partner Interest, subject only to any pledge by the Managing General Partner of its Interest permitted by Section 10.2(d).

    6.10 Indemnification.

          (a) The Indemnity. To the fullest extent permitted by Applicable Law, but subject to the limitations in this Agreement, the Partnership shall indemnify each Indemnitee and hold each Indemnitee harmless from and against all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements, and other amounts arising from all claims, demands, actions, suits, and proceedings, whether civil, criminal, or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) a General Partner or a Withdrawing General Partner;
(ii) an officer, director, partner, or trustee of the Partnership, any General Partner, or a Withdrawing General Partner; or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity; provided, however, that in each case, the Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in, or (in the case of an Indemnitee other than a General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, that no indemnification under this Section 6.10 shall be available to a Partner, in its individual capacity and not on behalf of the Partnership, with respect to obligations incurred pursuant to the Contribution Agreement (other than obligations incurred by a General Partner on behalf of the Partnership). The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.10 shall be made only out of Partnership Assets, it being agreed that no General Partner shall be personally liable for such indemnification, and that no General Partner shall have any obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

          (b) Expenses. To the fullest extent permitted by Applicable Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified under Section 6.10(a) in defending an indemnified claim, demand, action, suit, or proceeding shall, from time to time, be advanced by the Partnership before the final disposition of the claim, demand, action, suit, or proceeding, upon receipt by the Partnership of an undertaking by or on behalf of the

            Second Amended and Restated Agreement of Limited Partnership/Page 47

Indemnitee to repay such amount if it is determined that the Indemnitee is not entitled to be indemnified under this Section 6.10.

          (c) Cumulative Rights. The indemnification provided by this Section
6.10 shall be in addition to all other rights to which the Indemnitee may be entitled under any agreement, by a vote of the holders of the Interests, as a matter of law, or otherwise, both as to actions in the Indemnitee's capacity as
(i) a General Partner or Withdrawing General Partner, (ii) an officer, director, or trustee of the Partnership, any General Partner, or any Withdrawing General Partner, or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of the Indemnitee.

          (d) Insurance. To the fullest extent permitted by Applicable Law, the Partnership may purchase and maintain (or reimburse the General Partners for the cost of) insurance, on behalf of the General Partners and such other Persons as the Managing General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, the General Partners or such other Persons in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such other Person against such liability under this Agreement.

          (e) No Personal Liability for Limited Partner. In no event may an Indemnitee subject the Limited Partner to personal liability by reason of the indemnification provisions in this Agreement.

          (f) Interest in Transaction. No Indemnitee shall be denied indemnification in whole or in part under this Section 6.10 because that Indemnitee had an interest in the transaction with respect to which the indemnification applies, if the transaction was otherwise permitted by this Agreement.

          (g) No Third-Party Beneficiaries. The provisions of this Section 6.10 are for the benefit of the Indemnitees and their respective heirs, successors, assigns, and administrators, and shall not be deemed to create any rights for any other Persons.

          (h) Effect of Amendments. No amendment, modification, or repeal of this Section 6.10 or any provision of this Section 6.10 shall in any manner terminate, reduce, or impair (i) the right of any past, present, or future Indemnitee to be indemnified by the Partnership or (ii) the obligation of the Partnership to indemnify that Indemnitee pursuant to, and in accordance with, this Section 6.10, as in effect immediately before such amendment, modification, or repeal with respect

            Second Amended and Restated Agreement of Limited Partnership/Page 48 to claims arising from or relating to matters occurring, in whole or in part, before such amendment, modification, or repeal, regardless of when the claims may arise or be asserted.

                                   Article 7
                          Role of the Limited Partner

     7.1 Rights or Powers. The Limited Partner shall not have any right or power to participate in the management or control of the Partnership, the Partnership Assets, or the Partnership's business, or to act for or bind the Partnership in any way. Notwithstanding the foregoing, the Limited Partner shall have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act.

     7.2 Certain Business Relationships. The Limited Partner, an Affiliate of the Limited Partner, or an officer, director, shareholder or employee of the Limited Partner or an Affiliate of the Limited Partner may also serve as an employee or agent of the Partnership, the Managing General Partner, or the Special General Partner without thereby being deemed to have participated in the management or control of the Partnership, Partnership Assets, or the Partnership's business. Such service shall not affect the limited liability of the Limited Partner.

     7.3 Voting Rights. The Limited Partner shall have the right to vote only on the matters specifically reserved for its vote, as permitted by this Agreement or required by the Act.

     7.4 Procedure for Consent. Except as otherwise provided in this Agreement, the Limited Partner may give or withhold its consent or approval, acting in its sole and absolute discretion, for each matter for which such consent is permitted or required by this Agreement or by the Act.

                                   Article 8
               [Intentionally omitted by agreement of Partners.]

                                   Article 9

                          Books, Records, and Reports

     9.1  Books and Records.

          (a) Obligation to Maintain. The Managing General Partner shall maintain at the Partnership's principal place of business separate books of account for the Partnership, showing true and complete records of all costs and expenses incurred, all charges made, all credits made and

            Second Amended and Restated Agreement of Limited Partnership/Page 49 received, and all income derived from the operation of the Partnership and the ownership of the Partnership Assets.

          (b) Fiscal Year and Accrual Method. The Partnership shall use the Fiscal Year and the accrual method of accounting to keep its books, prepare its annual reports, and report and pay Taxes.

          (c) Audit and Information Rights. All books of account referred to in
Section 9.1, together with an executed copy of this Agreement and the Amended Certificate, and any amendments thereto, shall at all times be maintained at the principal office of the Partnership or such other place as the Managing General Partner may designate in writing to the Partners, and upon reasonable notice to the Managing General Partner, shall be open to the inspection and examination of, and copying by, the other Partners or their representatives during reasonable business hours. Upon the reasonable request of any Partner, the Managing General Partner will cooperate with such Partner in obtaining such tax, book, financial or other information regarding the Partnership as such Partner requires for its records, any required tax, securities or other filing, any tax, financial or other report to be provided to the partners of such Partner, or for any other proper purpose. In addition, each Partner or its designated representatives shall have reasonable access to such additional financial information, documents, books, and records as are reasonably necessary to allow the Partner or its representatives to determine the accuracy of any Valuation Report prepared by the Managing General Partner or an Independent Appraiser pursuant to Section 3.2, and the Managing General Partner shall provide assistance to the Partner or its designee in making such determination (including, without limitation, reasonable access during normal business hours to the Managing General Partner's employees, the Independent Appraiser, the Independent Accountant, and the Partnership's other accountants. If an Independent Appraiser shall be required to determine the value of Partnership Assets pursuant to Section 3.2, the Managing General Partner shall, as promptly as practicable (and, in any event, within two Business Days of any request therefor), provide to the Independent Appraiser copies of such information concerning the Partnership Assets as the Independent Appraiser shall consider reasonably necessary or appropriate for such purpose.

          (d) Limitations. In exercising the rights available under this Section 9.1, each Partner shall comply with the reasonable safety, security, and confidentiality procedures and guidelines of the Partnership, as in effect from time to time; provided, however, that the confidentiality procedures may not prohibit a Partner from disclosing information, as required by Applicable Law or the rules of any stock exchange, or from disclosing information that, through no fault of that Partner, is already in the public domain.


            Second Amended and Restated Agreement of Limited Partnership/Page 50

     9.2  Reports.

          (a) In General. The Managing General Partner is responsible for preparing the financial reports of the Partnership, coordinating the financial matters of the Partnership with the Independent Accountant and the Partnership's other accountants, and furnishing full, complete, and regular financial reports to the other Partners.

          (b) Annual Reports. Within 120 days after the end of each Fiscal Year, the Managing General Partner shall prepare (or cause to be prepared) and furnish each Partner with:

          (i) an audited balance sheet of the Partnership as of the end of the Fiscal Year;

          (ii) an audited income statement of the Partnership for the Fiscal
     Year;

          (iii) an audited statement of cash flows of the Partnership for the Fiscal Year;

          (iv) written certification by the Independent Accountant that these financial statements have been prepared in accordance with GAAP, subject to this Agreement, have been audited by such Independent Accountant in accordance with generally accepted auditing standards, and present fairly, in all material respects, the financial position of the Partnership; and

          (v) written certification by a Responsible Officer of the Managing General Partner familiar with the affairs of the Partnership that no Liquidating Event, Optional Liquidation Event, or other event that with notice or lapse of time or both would constitute a Liquidating Event or Optional Liquidation Event, has occurred and is continuing or, if any such event has occurred and is continuing, the action that the General Partner has taken and proposes to take in response to the event.

          (c) Quarterly Reports. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the Managing General Partner shall prepare (or cause to be prepared) and furnish each Partner with:

          (i) a balance sheet of the Partnership as of the end of the Fiscal Quarter;

          (ii) an income statement of the Partnership for the Fiscal Quarter;

          (iii) a statement of cash flows of the Partnership for the Fiscal Quarter;

          (iv) written certification by a Responsible Officer of the Managing General Partner that the financial statements were prepared in accordance with GAAP, subject to this Agreement; and


            Second Amended and Restated Agreement of Limited Partnership/Page 51

          (v) written certification by a Responsible Officer of the Managing General Partner familiar with the affairs of the Partnership that no Liquidating Event, Optional Liquidation Event or other event that with notice or lapse of time or both would constitute a Liquidating Event or Optional Liquidation Event, has occurred and is continuing or, if any such event has occurred and is continuing, the action that the General Partner has taken or proposes to take in response to the event.

         (d) Retirement/Liquidation Date Reports. On the date on which any distribution is made under Section 10.10 or Section 10.12 in retirement of all or part of a Partner's Interest and on the date on which a final distribution is made to the Partners under Section 11.3, the Managing General Partner shall prepare (or cause to be prepared) and furnish each Partner with:

         (i) an audited statement of the Partners' Capital Accounts, as adjusted immediately before such retirement or distribution in accordance with
    Section 3.7(d)(ii), and, where appropriate, Section 10.10 or Section 10.12;

         (ii) written certification by the Independent Accountant that the audited statement of the Partners' Capital Accounts was prepared in accordance with GAAP, subject to this Agreement;

         (iii) written certificate of a Responsible Officer of the Managing General Partner familiar with the financial affairs of the Partnership that, immediately before and after giving effect to such retirement, no Liquidating Event, Optional Liquidation Event, or other event that with notice or lapse of time or both would constitute a Liquidating Event or Optional Liquidation Event, has occurred and is continuing; and

          (iv) written certification of a Responsible Officer of the Managing General Partner familiar with the financial affairs of the Partnership that, as of the date of such distribution, no event has occurred and is continuing that would cause any material change to the information contained in the financial statements and certifications provided under this Section 9.2(d).

     9.3 Tax Information. Subject to the following sentence and to Section 9.4, the Managing General Partner shall deliver all necessary tax information to each Partner as soon as practicable after the end of each Fiscal Year of the Partnership, but not later than five months after the end of each Fiscal Year. Subject to the review and comment of the Managing General Partner, the Special General Partner shall prepare and timely file, or cause to be prepared and timely filed, at the expense of the Partnership, a federal information tax return in compliance with Section 6031 of the Code and the Treasury Regulations promulgated thereunder, as in effect at the time of such filing.

            Second Amended and Restated Agreement of Limited Partnership/Page 52

     9.4 Tax Matters Partner.

          (a) Designation. The Special General Partner shall, at the expense of the Partner-ship (provided, however, that the retention of accountants, counsel,

and other consultants to assist the Special General Partner shall have been approved by the Managing General Partner), act as the tax matters partner of the Partnership, as provided in the Treasury Regulations pursuant to Section 6231 of the Code. Each Partner hereby approves of such designation and agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval.

          (b) Duties of Tax Matters Partner. To the extent and in the manner provided by applicable Code sections and Treasury Regulations thereunder, the Special General Partner (i) shall furnish the name, address, profits interest, and taxpayer identification number of each Partner to the Internal Revenue Service and (ii) shall inform each Partner of administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes.

          (c) Limitations on Tax Matters Partner. Without the consent of the other Partners, the Special General Partner shall not enter into an agreement with the Internal Revenue Service or any other taxing authority to extend the limitation period for assessment of any federal, state, or local income, franchise, or unincorporated business tax of any Partner or owner thereof or settle with the Internal Revenue Service or any other taxing authority to disallow deductions or increase income with respect to such taxes.

                                   Article 10
                Transfers of Interests; Withdrawals of Partners

     10.1 Limitations on Transfers. Except as otherwise permitted by this
Article 10, no Partner shall Transfer or permit a Transfer of all or any portion of its Interest.

     10.2 Permitted Transfers.

          (a) Consented Transfers. Each General Partner may at any time Transfer all or any portion of its Interest with the consent of the other Partners, which consent is within the sole discretion of each such Partner. Any Transfer effected in accordance with this Section 10.2(a) is referred to in this Agreement as a "Permitted Transfer."

          (b) Other Permitted Transfers. Subject to the conditions and restrictions in Section 10.3, the Limited Partner may at any time Transfer all or any portion of its Interest to (i) any

            Second Amended and Restated Agreement of Limited Partnership/Page 53 other Partner or (ii) any other Person approved by all other Partners. Any Transfer effected in accordance with this Section 10.2(b) is also referred to in this Agreement as a "Permitted Transfer."

          (c) Other Permitted Transfers by Limited Partner. Notwithstanding anything to the contrary in this Section 10.2, at any time following the earlier to occur of (i) the second anniversary of the Effective Date and (ii) the occurrence of an Optional Liquidation Event, the Limited Partner may transfer its Interest to any Person without satisfying the conditions in Section 10.3.

Any Transfer effected in accordance with this Section 10.2(c) is also referred to in this Agreement as a "Permitted Transfer."

          (d) Pledge of Managing General Partner Interest. Without the consent of any other Partner and without satisfying the conditions in Section 10.3, R-HCo may pledge its Interest as Managing General Partner to secure the Partnership's obligations under the New Financing or indebtedness incurred in connection with the redemption of the Preferred Capital Portion of the Limited Partner Interest effected in accordance with Section 10.10. Any such pledge and any foreclosure of such Interest by the New Lenders thereunder shall also constitute a "Permitted Transfer." As a condition to foreclosing upon the Managing General Partner Interest, however, the foreclosing party must first satisfy the condition in Section 10.3(b), provided that the foreclosing party may furnish the opinion referred to in Section 10.3(b).

     10.3 Conditions to Permitted Transfers. Except for a Permitted Transfer under Section 10.2(c), a Transfer shall not be treated as a Permitted Transfer under Section 10.2 unless and until the following conditions are satisfied:

          (a) The transferor and transferee shall execute and deliver to the Partnership such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Partnership to effect such Transfer and to confirm the agreement of the transferee to be bound by this Article 10.

          (b) The Transfer will not cause the Partnership to terminate for United States federal income tax purposes pursuant to Section 708 of the Code, and the transferor shall furnish to the Partnership an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to the Partnership, to such effect.

          (c) The transferor and transferee shall furnish the Partnership with the transferee's United States taxpayer identification number (if it has one), a certificate (on Internal Revenue Service Form 1001 or its equivalent) stating that the transferee is not subject to withholding on income derived from the Partnership with respect to its Interest or backup withholding, sufficient information to determine the transferee's initial tax basis in the Interest Transferred, and any other information reasonably necessary to permit the

            Second Amended and Restated Agreement of Limited Partnership/Page 54

     Partnership to file all required tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any Interests Transferred until it has received such information.

          (d) Such Transfer shall be exempt from all applicable registration requirements under any state, federal, or foreign securities laws and otherwise, and such Transfer shall not violate any Applicable Law regulating the Transfer of securities, and except in the case of a Transfer of an Interest to another Partner, the transferee shall provide an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Partnership, to such effect.

          (e) Except for Transfers pursuant to clause 10.2(b)(i), Section 10.2(c), or Section 10.2(d), each Partner shall have consented to such Transfer; provided, however, that such consent may not be unreasonably withheld.

     10.4 Prohibited Transfers.

          (a) Certain Purported Transfers. Any purported Transfer of an Interest that is not a Permitted Transfer shall be null and void ab initio and of no effect whatsoever; provided, however, that, if the Partnership is required to recognize a Transfer that is not a Permitted Transfer (or if the Partnership, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the Person acquiring the Interest Transferred shall not be entitled to admission to the Partnership as a Substituted Partner pursuant to Section
10.6. The Partner making such purported Transfer shall indemnify and hold the Partnership and the other Partners harmless from and against any federal, state, or local income taxes or transfer taxes, including transfer gain taxes, arising as a result of, or caused directly or indirectly by, such purported Transfer. As a result, such Person shall be entitled only to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the Transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Partnership.

          (b) Indemnity. In the case of a Transfer or attempted Transfer of an Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Partnership and the other Partners from all loss, cost, liability, charge, damage, and expense that any such indemnified Persons may incur (including incremental Tax liability and legal fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted by this Section 10.4.

            Second Amended and Restated Agreement of Limited Partnership/Page 55

     10.5 Rights of Unadmitted Assignees.

          (a) Allocations and Distributions. A Person who acquires one or more Interests in a Permitted Transfer, but who is not admitted as a Substituted Partner pursuant to Section 10.6, shall be entitled only to allocations and distributions with respect to such Interest in accordance with this Agreement, but shall have no right to any information about, or accounting of, the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any rights of a General Partner or a Limited Partner under the Act or this Agreement.

          (b) Restrictions on Authority. A transferee who acquires an Interest from a General Partner by means of a Transfer that is permitted under this
Article 10, but who is not admitted as a substituted General Partner pursuant to
Section 10.6, shall have no authority to act for or bind the Partnership, to inspect the Partnership's books, or otherwise to be treated as a substituted General Partner. Following any such Transfer by the Managing General Partner, the Managing General Partner shall not cease to be a general partner of the Partnership and shall continue to be a General Partner until the transferee is so admitted as the substituted Managing General Partner of the Partnership.

     10.6 Admission as Substituted Partners. Subject to the other provisions of this Article 10, a transferee of an Interest may be admitted to the Partnership as a substituted Partner (a "Substituted Partner") only upon satisfaction of the conditions in this Section 10.6:

          (a) If such transferee acquired its Interest from the Limited Partner, the Managing General Partner shall have consented to such admission, which consent may be given or withheld in the sole and absolute discretion of the Managing General Partner;

          (b) If such transferee acquired its Interest from a General Partner, each other Partner shall have consented to such admission, which consent may be given or withheld in the sole and absolute discretion of each such Partner;

          (c) The Interest with respect to which the transferee is to be admitted shall have been acquired by means of a Permitted Transfer;

          (d) The transferee shall become a party to this Agreement as a Partner and shall execute such documents and instruments as the Managing General Partner may reasonably request (including amendments to the Amended Certificate) as may be necessary or appropriate to confirm such transferee as a Partner in the Partnership and such transferee's agreement to be bound by the terms and conditions of this Agreement; and

          (e) If the transferee of an Interest from a General Partner is admitted hereunder, such transferee shall be deemed to have been admitted to the Partnership as a General Partner

            Second Amended and Restated Agreement of Limited Partnership/Page 56 immediately prior to the Transfer, and (subject to Applicable Law) such transferee shall continue the business of the Partnership without dissolution.

     10.7 Distributions with Respect to Transferred Interests. If any Interest is sold, assigned, or otherwise Transferred in compliance with this Article 10, all distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such distributions, the Partnership shall recognize such Transfer not later than the end of the calendar month that is not less than 10 days after the date the Partnership is given notice of such Transfer; provided, however, that if the Partnership is given notice of a Transfer at least 14 days prior to the Transfer, the Partnership shall recognize such Transfer as of the date of such Transfer; and provided further, that if the Partnership does not receive a notice stating the date such Interest was Transferred and such other information as the Managing General Partner may reasonably require within 30 days after the end of the accounting period during which the Transfer occurs, all distributions shall be made to the Person who, according to the books and records of the Partnership, owned the Interest on the last day of the accounting period during which the Transfer occurs. Neither the Partnership nor the Managing General Partner shall incur any liability for making distributions in accordance with this Section 10.7, whether or not the Managing General Partner or the Partnership has knowledge of any Transfer of ownership of any Interest.

     10.8 Bankruptcy of the Limited Partner. In the event of the Bankruptcy of the Limited Partner, the trustee or receiver of the Limited Partner's estate shall have all the rights of the Limited Partner for the purpose of settling or managing the estate and such power as such Partner possessed to assign all or any part of the Interests and to join with the assignee thereof in satisfying conditions precedent to such assignee's becoming a Substituted Partner.

     10.9 Acceptance of Prior Acts. Except to the extent provided in the Contribution Agree-ment, any Person who becomes a Partner, by becoming a Partner, accepts, ratifies, and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Partnership and the Partners prior to the date such Person became a Partner and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Partnership prior to such date and which are in force and effect on such date.

     10.10 Partnership's Redemption Option.

          (a) Right to Redeem. At any time during the period commencing on the date that is 24 months after the Effective Date and ending on the date of any Liquidating Event, the Partnership shall, at the election of the Managing General Partner made by furnishing three Business Days' prior written notice thereof to the Limited Partner, have the right to redeem the Preferred

            Second Amended and Restated Agreement of Limited Partnership/Page 57

Capital Portion of the Limited Partner Interest, in whole or in part, all on the terms hereinafter set forth.

          (b) Redemption of Preferred Capital Portion of Limited Partner Interest. If the Managing General Partner has given notice to the Limited Partner of redemption of the Preferred Capital Portion of the Limited Partner Interest (a "Redemption Notice") in accordance with Section 10.10(a) and no Liquidation Notice has been given prior to the date specified for such purchase in the Redemption Notice, the redemption pursuant to this Section 10.10 shall occur on (or with the consent of the Limited Partner, prior to or after) the date that is three Business Days after the delivery of such Redemption Notice. On the date such redemption is effected pursuant to this Section 10.10 (the "Redemption Date"), the Partnership shall transfer to an account designated by the Limited Partner in immediately available funds an amount equal to all or any portion of the Preferred Capital Portion of the Limited Partner Interest, as elected by the Managing General Partner.

          (c) Fair Market Value. In each redemption pursuant to this Section 10.10, the fair market value of each Partnership Asset shall be determined, as of the Redemption Date, in accordance with Section 3.2, and the Book Value of each Partnership Asset and the Capital Account of each Partner shall be adjusted in accordance with Section 3.7(d) as of the Redemption Date.

     10.11 Withdrawal and Complete Redemption of Partners.

          (a) General Rule. No Partner may withdraw from the Partnership except in accordance with this Article 10 and Article 11.

          (b) Limited Rights of Withdrawal. No Partner shall be permitted to withdraw as a Partner of the Partnership unless, (a) in the case of the Managing General Partner, a new Managing General Partner has been selected and has been approved by the Limited Partner, acting with respect to this Section 10.11(b) in its sole discretion, (b) every other Partner, each acting in its sole discretion, approves such withdrawal, and (c) the withdrawing General Partner has restored any deficit balance in its Capital Account. The Limited Partner shall have the right to require that any new General Partner provide a third-party guaranty of the new General Partner's obligations and liabilities under the Partnership Agreement on terms and conditions satisfactory to such Limited Partner.

          (c) Right of Withdrawal by Special General Partner. At any time during the period that commences on the sixth anniversary of the Effective Date and ends on a Liquidating Event, the Special General Partner shall have the right, exercisable in its sole discretion, to withdraw as Special General Partner of the Partnership in accordance with this Section 10.11(c), Section 10.11(e), and
Section 10.12. If the Special General Partner elects to withdraw from the Partnership,

            Second Amended and Restated Agreement of Limited Partnership/Page 58 such Partner (a "Withdrawing Partner") shall deliver a notice of its election to withdraw to the Managing General Partner (a "Withdrawal Notice"), which notice shall specify a date not less than 10 Business Days nor more than 20 Business Days from the date of delivery of the Withdrawal Notice to the Managing General Partner upon which the Withdrawing Partner desires to effect its withdrawal from the Partnership (the "Withdrawal Date").

          (d) Withdrawal by the Limited Partner. The Limited Partner may not withdraw as the Limited Partner of the Partnership; provided, however, that the redemption of the Preferred Capital Portion of the Limited Partner Interest shall not constitute a breach or violation of this provision; and provided further, that at any time after the withdrawal by IPFR as the Special General Partner, IPT shall have the right, exercisable in it sole discretion, to withdraw as the Limited Partner, provided that prior to such withdrawal, the entire Preferred Capital Portion of the Limited Partner Interest has been redeemed in accordance with Section 10.10 (if such redemption has not theretofore occurred, the withdrawal of the Special General Partner shall not provide IPT with the right to withdraw from the Partnership until such redemption has occurred). If the Limited Partner elects to withdraw from the Partnership under this Section 10.3(d), the Limited Partner (a "Withdrawing Partner") shall deliver a notice of its election to withdraw to the Managing General Partner (a "Withdrawal Notice"), which notice shall specify a date not less than 10 Business Days nor more than 20 Business Days from the date of delivery of the Withdrawal Notice to the General Partner upon which the Withdrawing Partner desires to effect withdrawal from the Partnership (the

"Withdrawal Date").

          (e) Redemption of Special General Partner Interest and Limited Partner Interest. At any time during the period commencing on the second anniversary of the Effective Date and ending on a Liquidating Event, the Partnership shall have the right to redeem, in whole but not in part, the entire Interests of the both the Special General Partner and the Limited Partner. If the Partnership elects to redeem such Interests, the Partnership shall deliver to each such Partner (a "Retiring Partner") a notice of its election to redeem the entire Interest of such Partner (a "Retirement Notice"), which notice shall specify a date not less than 10 Business Days nor more than 20 Business Days from the date of delivery of the Retirement Notice to the Retiring Partner upon which the Partnership desires to effect such redemption of their Interests (the "Retirement Date"). Any election made by the Managing General Partner pursuant to this Section 10.10(e) shall constitute an election to redeem the Interests of both the Special General Partner and the Limited Partner, provided that as of the Retirement Date both such Persons are Partners.

          (f) Timing of Withdrawal. A Withdrawing Partner shall be permitted to withdraw from the Partnership on the Withdrawal Date, provided that (a) no Optional Liquidation Event has occurred that remains uncured, (b) the Managing General Partner has prepared and delivered to each


           Second Amended and Restated Agreement of Limited Partnership/Page 59 of the other Partners a statement in accordance with Section 10.12(c), and (c) a Valuation Report has been prepared and delivered to each Partner in accordance with Sections 3.2 and 10.12(a).

     10.12 Distribution to Withdrawing Partner.

          (a) Valuation Report. Immediately upon (i) the Managing General Partner's receipt of a Withdrawal Notice or (ii) the delivery by the Managing General Partner of a Retirement Notice, a Valuation Report shall be prepared in accordance with Section 3.2.

          (b) Fair Market Value. If a Partner elects to withdraw in accordance with Section 10.11 or the Managing General Partner elects to effect a redemption in accordance with Section 10.11(e), (i) the fair market value of each Partnership Asset shall be determined, as of the Withdrawal Date or the Retirement Date, in accordance with Section 3.2, and the Book Value of each Partnership Asset and the Capital Account of each Partner shall be adjusted in accordance with Section 3.7(d) as of the Withdrawal Date, and (ii) Net Income and Net Losses and other items of income, gain, loss, and deduction for the period beginning on the first day of the first Allocation Year shall be allocated among the Partners pursuant to Article 4. No further allocations shall be made to the Withdrawing Partner after the Withdrawal Date or to the Retiring Partner(s) after the Retirement Date.

          (c) Capital Account Balance. The Managing General Partner (or, if the Managing General Partner is the Withdrawing Partner, then the Special General Partner) shall determine the Capital Account balance of the Withdrawing Partner or Retiring Partner, as the case may be (adjusted as provided in Section 3.7(d))

and shall notify the Partners of the Capital Account balance so determined for the Withdrawing Partner or the Retiring Partner, as the case may be.

          (d) Distribution. On the date specified for (i) withdrawal in the Withdrawing Partner's Withdrawal Notice or on such later date as all conditions for withdrawal with respect to such Partner set forth in Section 10.11 and this
Section 10.12 have been satisfied or (ii) redemption in the Redemption Notice or on such later date as all conditions for withdrawal with respect to such Retiring Partners set forth in Section 10.11 and this Section 10.12 have been satisfied, the Partnership shall make to such Withdrawing Partner a distribution, or shall redeem the Retiring Partners' Interests for an amount in cash, equal to the positive balance (if any) of such Partner's Capital Account, and upon such distribution or redemption payment, the Withdrawing Partner or Retiring Partner shall cease to be a Partner of the Partnership or, if no amount is so required to be distributed to such Withdrawing Partner or contributed to the Partnership by such Withdrawing Partner, the Withdrawing Partner shall cease to be a Partner of the Partnership on the Withdrawal Date (or as soon thereafter as such determination is made).

            Second Amended and Restated Agreement of Limited Partnership/Page 60

                                   Article 11
       Dissolution of Partnership; Liquidation and Distribution of Assets

    11.1 Dissolution and Liquidation.

          (a) The Partnership shall dissolve and liquidate upon the first to occur of any of the following (each, a "Liquidating Event"):

          (i) The sale or other disposition of all or substantially all Partnership Assets and receipt of the final payment of any installment obligation received as a result of any such sale or disposition;

          (ii) The written consent of all Partners to dissolve, wind up, and liquidate the Partnership;

          (iii) Any event that makes it unlawful for the Partnership's business to be continued;

          (iv) The issuance of a decree by any court of competent jurisdiction that the Partnership be dissolved and liquidated;

          (v) The Bankruptcy of a General Partner or of the Partnership;

          (vi) The delivery by the Limited Partner to the Managing General Partner of a Liquidation Notice pursuant to Section 11.2(a); and

          (vii) The withdrawal or removal of a General Partner, the assignment by a General Partner of its entire Interest in the Partnership, or any other event that causes a General Partner to cease to be a general partner under the Act (other than a redemption of the Special General Partner Interest effected in accordance with Section 10.11(e)); provided, however, that any such event shall not constitute a Liquidating Event if the Partnership is continued pursuant to this Section 11.1.


Upon the occurrence of any of the foregoing events, the Managing General Partner shall provide notice of such event to the Partners pursuant to Section 6.4(c).

          (b) Notwithstanding any provision of the Act or the Texas Revised Partnership Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. Upon the occurrence of any event set forth in Section 11.1(a)(vii) (so long as no other Liquidating Event has occurred), the Partnership shall not be dissolved or required to be wound up if (x) at the time of such event there is at least one remaining General Partner, and that General Partner carries on the business

            Second Amended and Restated Agreement of Limited Partnership/Page 61 of the Partnership (any such remaining General Partner being hereby authorized to carry on the business of the Partnership), or, (y) within 90 days after such event, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more additional General Partners. If it is determined by a court of competent jurisdiction that the Partnership has dissolved prior to the occurrence of a Liquidating Event, or if upon the occurrence of an event specified in Section 11.1(a)(vii), the Partners fail to appoint a substitute General Partner effective as of such event and to agree to continue the business of the Partnership as provided in this Section 11.1, then, within an additional 90 days, all remaining Partners may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as a general partner a Person elected by all remaining Partners. Unless such an election is made within 180 days after the event causing dissolution, the Partnership shall wind up its affairs in accordance with Section 11.3. If such election is made within 180 days after the event causing dissolution, then:

          (i) The reconstituted limited partnership shall continue until the occurrence of a Liquidating Event, as provided in this Section 11.1;

          (ii) If the successor general partner is not a former General Partner, then the Interest of the former General Partner shall be treated thenceforth as the Interest of an unadmitted assignee of a Partner; and

          (iii) All necessary steps shall be taken to cancel this Agreement and the Amended Certificate and to enter into a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted to the Managing General Partner pursuant to Article 13 and shall cause such certificate of limited partnership for the reconstituted partnership to be filed in the office of the Secretary of State of the State of Texas in accordance with the Act; provided, however, that the right of the Partners to select a successor general partner and to reconstitute and continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of the Limited Partner, and neither the Partnership nor the reconstituted Partnership would cease to be treated as a partnership for United States federal income tax purposes upon the exercise of such right to continue.

          (c) In the event of the dissolution and liquidation of the Partnership, its business activities shall be wound up, any amounts due from the Partners shall be collected, the Partnership's debts and liabilities shall be paid, and its remaining assets, if any, shall be distributed as set forth in
Section 11.3 below. Dissolution shall be effective on the date of the occurrence of an event set forth

            Second Amended and Restated Agreement of Limited Partnership/Page 62 in Section 11.1(a), but the Partnership shall not terminate until all Partnership Assets have been liquidated and the proceeds distributed in accordance with this Article 11, and the Amended Certificate has been canceled pursuant to the Act. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership as aforesaid, the business of the Partnership and the affairs of the Partners as such, shall continue to be governed by this Agreement.

     11.2 Optional Liquidation Events; Passage of Time.

          (a) Optional Liquidation Events. If any of the following events ("Optional Liquidation Events") shall occur and be continuing, the Managing General Partner immediately shall notify each Partner in writing as to the occurrence and the nature of the Optional Liquidation Event in accordance with
Section 6.4(c) and any actions that are or will be taken to remedy the circumstances giving rise to the Optional Liquidation Event (the "Optional Liquidation Notice"):

          (i) The Partnership having acquired or otherwise having come into possession of or holding any assets that are not Permitted Assets without the consent of the Limited Partner; or

          (ii) The failure of a Partner to comply with any material term of this Agreement or the Contribution Agreement.

If any Partner (other than the defaulting Partner under clause (ii)) fails to receive a certificate to the effect that the circumstances giving rise to the Optional Liquidation Event have been cured (the "Cure Certificate") that is satisfactory to it within three Business Days after the Optional Liquidation Notice, that Partner may elect to cause an Optional Liquidation Event to result in a Liquidating Event by delivering to the Managing General Partner a notice of liquidation (the "Liquidation Notice"), effective to cause the Optional Liquidation Event to become a Liquidating Event upon the fifth Business Day following such delivery.

          (b) Rescission Notice. A Partner may rescind a Liquidation Notice given by that Partner pursuant to Section 11.2(a) by giving notice of rescission (a "Rescission Notice") to the Managing General Partner before the Liquidation Notice becomes effective to cause an Optional Liquidation Event to become a Liquidating Event.

          (c) Redemption Pursuant to Section 10.10. If the Partnership redeems the Preferred Capital Portion of the Limited Partner Interest pursuant to

Section 10.10 before an Optional Liquidation Event has become a Liquidating Event, there shall be no liquidation of the Partnership in accordance with this
Section 11.2.

     11.3 Distributions upon Liquidation. Upon the occurrence of a Liquidating Event, the Managing General Partner or, if the Managing General Partner has withdrawn in breach of this

            Second Amended and Restated Agreement of Limited Partnership/Page 63

Agreement or been dissolved or removed, a liquidator or liquidating committee selected by the Limited Partner shall be the "Liquidator." The Liquidator shall, as provided in this Agreement, proceed to the liquidation of the Partnership, and the proceeds of such liquidation shall be applied and distributed in the following order of priority:

          (a) first, to the payment of expenses of the liquidation;

          (b) second, to the payment of debts and liabilities of the Partnership, in order of priority as provided by law, other than debts or liabilities owed to Partners;

          (c) third, to the setting up of any reserves that the Liquidator determines are reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership;

          (d) fourth, to the payment of debts and liabilities of the Partnership owed to Partners; and

          (e) thereafter, to the Partners, in accordance with their respective positive Capital Account balances.

     11.4 Sale of Partnership Assets. As expeditiously as possible, but in no event later than 90 days following the occurrence of the Liquidating Event (and no later than 90 days after the last day on which the Partnership may be reconstituted pursuant to Section 11.1 after the occurrence of a Liquidating Event set forth in Section 11.1(a)(vii)), the Liquidator shall pay all Partnership liabilities, establish the reserves, and make the distributions provided for in Section 11.3. If the Partnership is not wound up within the period prescribed by the preceding sentence, then after paying the liabilities and obligations of the Partnership as specified in Section 11.3 or making reasonable provision for payment thereof, the Liquidator shall distribute cash to all Partners (other than the Managing General Partner) in amounts equal to the positive final balances, if any, standing in their Capital Accounts. Except as agreed by the Managing General Partner, no Partner other than the Managing General Partner shall have the right to demand or receive property other than cash upon liquidation, and the Liquidator shall, in any event, have the power to sell Partnership Assets for cash as necessary to pay Partnership liabilities and to establish appropriate reserves and the liquidation of the Capital Account balances of the Partners.

     11.5 Cancellation of Certificate. Upon the completion of the distribution of Partnership Assets as provided in Section 11.3, or at such other time as may be required by law, a certificate of cancellation signed by the Liquidator shall be filed with the Secretary of State of the State of Texas. The Liquidator shall take such other actions as may be necessary or appropriate to terminate the Partnership.

            Second Amended and Restated Agreement of Limited Partnership/Page 64

    11.6 Allocations Upon Liquidation. During the period commencing on the day that the Liquidating Event occurs and ending on the date on which all Partnership Assets have been distributed to the Partners pursuant to Section 11.3, the Partners shall continue to share Net Income, Net Losses, and other items of Partnership income, gain, loss, or deduction in the manner provided in
Article 4.

                                   Article 12
                            Amendments and Meetings

     12.1 Amendments. An amendment to this Agreement shall be adopted and be effective as an amendment to this Agreement if it receives the affirmative vote of all Partners, is expressed in writing, and is executed by all Partners.

     12.2 Meetings of the Partners.

          (a) Meetings of the Partners may be called by the Managing General Partner and shall be called by the Managing General Partner upon the written request of any other Partner. The call shall state the location of the meeting (which shall be in the continental United States) and the nature of the business proposed to be transacted at the meeting. Notice of each meeting shall be given by the Managing General Partner to all other Partners not less than seven Business Days nor more than 30 days before the date of the meeting. At the meeting, Partners may vote in person, by proxy, or by telephone. Any vote or consent of Partners that is permitted or required under the Agreement may be given at a meeting of Partners or may be given under the procedure in Section
12.3. Except as otherwise provided in this Agreement, all matters subject to a vote of the Partners must be decided by the unanimous vote of the Partners.

          (b) Any Partner requesting a meeting may fix, in advance, a date as the record date for determining which Partners are entitled to vote on, or vote at, any meeting of the Partners or any adjournment of that meeting. The determination date shall not be more than 30 days or less than 10 Business Days before the meeting.

          (c) The Limited Partner may authorize another Person to act for it by proxy on all matters in which the Limited Partner is entitled to participate, including waiving notice of a meeting, voting at a meeting, or otherwise participating at a meeting. Each proxy must be signed by the Limited Partner or its attorney-in-fact. Unless otherwise provided in the proxy, each proxy shall expire 180 days after the date of the proxy. Each proxy shall also be revocable at the pleasure of the Limited Partner.

            Second Amended and Restated Agreement of Limited Partnership/Page 65

          (d) Each meeting of Partners shall be conducted by the Managing General Partner or another Person appointed by the Managing General Partner. Each meeting shall be conducted under such rules for the conduct of the meeting as the Managing General Partner or its appointee reasonably deems appropriate.

     12.3 Unanimous Consent. In lieu of following the procedures in Section 12.1 or Section 12.2, the Partnership may take any action by unanimous consent of the Partners. The consent must be in writing and must be signed by each Partner or that Partner's attorney-in-fact.

                                   Article 13
                               Power of Attorney

     13.1 Appointment. By execution of this Agreement, each Partner irrevocably appoints the Managing General Partner, each successor Managing General Partner, and the Liquidator, severally, with full power of substitution and resubstitution, as its true and lawful attorney-in-fact and agent, with full power and authority to act in its name, place, and stead and for its use and benefit in signing, executing, certifying, acknowledging, swearing to, filing, publishing, and recording:

          (a) all certificates of limited partnership, amended name certificates, and other documents (including counterparts of this Agreement) required to be filed under the laws of Texas or any other jurisdiction in which the Partnership is doing or intends to do business;

          (b) all amendments to this Agreement and the other documents described in clause (a) above to reflect:

               (i) all amendments adopted by the Partners in accordance with this Agreement;

               (ii) the admission of a Substituted Partner; and

               (iii) the Transfer by a Partner of its Interest in the Partnership; and

          (c) all certificates of cancellation and other instruments necessary or appropriate to effect the dissolution and termination of the Partnership under this Agreement.

     13.2 Nature of Special Power. The power of attorney granted by this Article 13:

          (a) is a special power of attorney coupled with an interest and is irrevocable;

            Second Amended and Restated Agreement of Limited Partnership/Page 66

          (b) may be exercised by any such attorney-in-fact by listing the Partners executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Partners;

          (c) shall survive, and not be affected by, the subsequent Bankruptcy, insolvency, dissolution, or cessation of existence of a Partner; and

          (d) shall survive the delivery of an assignment by a Partner of all or part of its Interest in the Partnership (except that, if a Partner assigns its entire Interest in the Partnership and the assignee, with the consent of the Managing General Partner, is admitted as a Substituted Partner, the power of attorney shall survive the delivery of that assignment for the sole purpose of enabling the attorney-in-fact to effect the substitution) and shall extend to each Partner's successors and assigns.

                                   Article 14
                                    Notices

     14.1 Writing. Each notice, payment, demand or communication required or permitted to be given by this Agreement shall be in writing.

     14.2 Delivery and Receipt. Each notice shall be deemed to have been delivered and received for all purposes (a) when physically delivered to the Person or to an officer of the Person to whom it is directed or (b) on actual receipt by the addressee, if sent by registered or certified mail.

     14.3 Postage. The Person sending the notice shall pay all postage and other costs of delivery.

     14.4 Addresses. The addresses of the Partnership and the Partners for purposes of notice are:

          (a) If to the Partnership, the address in Section 1.3; and

          (b) If a Partner, the appropriate address in Section 1.2.

     14.5 Change of Address. On 30 days' notice to the Partnership and the other Partners, a Partner may change its address for purposes of notice to any other address in the continental United States.

            Second Amended and Restated Agreement of Limited Partnership/Page 67

                                   Article 15
                                Other Provisions

     15.1 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall bind and inure to the benefit of each Partner and that Partner's respective successors, transferees, and assigns.

     15.2 Construction and Enforcement. In construing and enforcing this Agreement, the following rules shall be followed:

          (a) Control of Drafting. Each provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner. No consideration shall be given to the fact or presumption that any Partner had a greater or lesser hand in drafting this Agreement.

          (b) Captions. Except for the boldfaced defined terms used in Article 2, in construing and enforcing this Agreement, no consideration shall be given to the captions of the articles, sections, subsections, and clauses of this Agreement, which are inserted for con-venience in organizing and locating the provisions of this Agreement, not as an aid in its construction.

          (c) Plural and Singular Forms. Plural words shall be understood to include their singular forms, and vice versa.

          (d) Including. The word "include" and its syntactical forms mean "include, but are not limited to," and corresponding syntactical forms. The principle of ejusdem generis shall not be used to limit the scope of the category of things illustrated by the items mentioned in a clause introduced by the word "including."

          (e) Examples. This Agreement uses examples as illustrations, but the examples should not be used to limit the scope of the matter they illustrate.

         (f) Definitions. A defined term has its defined meaning throughout this Agreement, regardless of where in this Agreement the term is defined.

          (g) Internal Cross-References. Except as otherwise provided in this Agreement, a reference to an Article, Section, or clause means an article, section, or clause of this Agreement and may be understood to mean, for example, "Section 5.1 of this Agreement" or "Section 5.1 hereof." The term "Section" is used variously to identify entire Sections (as

            Second Amended and Restated Agreement of Limited Partnership/Page 68 in "Section 6.8"), subsections (as in "Section 6.8(a)"), and clauses (as in "Section 6.8(h)(iii)").

     15.3 Severability. Unless doing so would cause a Partner to lose the benefit of its economic bargain under this Agreement, any illegal or invalid provision of this Agreement shall be deemed to have been severed from this Agreement, and the illegality or invalidity of that provision shall not affect the validity or legality of the remainder of the Agreement.

     15.4 Incorporation by Reference. No exhibit, schedule, or appendix to this Agreement shall be deemed to have been incorporated in this Agreement by reference unless this Agreement expressly so provides.

     15.5 Further Action. Each Partner, on reasonable request of the Managing General Partner, shall perform all further acts and execute, acknowledge, and deliver all documents that may be reasonably necessary, appropriate, or desirable to carry out the intent of this Agreement.

     15.6 Time. Time is of the essence in this Agreement.

     15.7 Governing Law. The laws of the State of Texas shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners, excluding the laws of Texas that require reference to the laws of another jurisdiction.


     15.8 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

     15.9 Specific Performance. Each Partner agrees that the other Partners would be irreparably damaged if any material provision of this Agreement is not performed in accordance with its specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which the nonbreaching Partners may be entitled, at law or in equity, the nonbreaching Partners shall be entitled to injunctive relief to prevent breaches of this Agreement and specifically to enforce their rights under this Agreement.

                    (Signatures follow on a separate page.)

            Second Amended and Restated Agreement of Limited Partnership/Page 69

     IN WITNESS WHEREOF, the Partners have executed this Second Amended and Restated Agreement of Limited Partnership, West Coast Forest Resources Limited Partnership, as of the Effective Date.

                                   MANAGING GENERAL PARTNER
                                   R-H TIMBER CO., LLC

                                   By Mid-Valley Resources, Inc.,
                                         Member

                                   By
                                     -------------------------------
                                        Ronald C. Parker, President

                                   By Roseburg Resources Co., Member

                                   By
                                     -------------------------------
                                        Allyn C. Ford, President

                                   SPECIAL GENERAL PARTNER
                                   IP FOREST RESOURCES COMPANY

                                   By
                                     -------------------------------
                                        Leonard H. Ronnie, Jr.
                                        Duly Authorized Agent

                                   Limited Partner
                                   IP TIMBERLANDS, LTD.
                                   By IP Forest Resources Company,

                                        General Partner

                                   By
                                     -------------------------------

                                        Leonard H. Ronnie, Jr
                                        Duly Authorized Agent

            Second Amended and Restated Agreement of Limited Partnership/Page 70

                                   Exhibit A

                 AGREED FAIR MARKET VALUE OF PARTNERSHIP ASSETS
                     WCFR Balance Sheet immediately before
                     R-H Co. and IPFR Capital Contributions

     Assets:
     ------
          Retained
            Current Assets                        $    2,277,000
          NSO Assets
               Kellogg                            $      845,000
               Haines                             $      770,000
               Lebanon                            $      985,000
          McIntosh Assets                         $    1,100,000
          Western Region
            Forestlands (incl.  IPW Assets)
               Oregon                             $  624,063,727
               Washington                         $  277,609,273
          Remaining cash from repayment of
           IP Notes and sale of Horse Barn        $    4,176,306
                                                  --------------
                 Total                            $  911,826,306
                                                  ==============

     Liabilities and Capital:
     -----------------------
          Retained
            Current Liabilities                   $    2,277,000
          Bank Loans                              $  755,600,833
          Advance
            Contribution Interest                 $      229,508
          Additional
            Property Notes                        $   13,000,000
          Capital Accounts:
               IPT                                $  139,311,775
               IPFR                               $    1,407,190
                                                  --------------
                 Total                            $  911,826,306
                                                  ==============

          Second Amended and Restated Agreement of Limited Partnership/Exhibit A

                                   Exhibit B
                     Form of Timberland Management Contract


          Second Amended and Restated Agreement of Limited Partnership/Exhibit B

                                   Exhibit C
          Common Capital and Preferred Capital of the Limited Partner

Limited Partner's Capital:

           Common Capital                    $   3,061,224
           Preferred Capital                 $ 136,250,551
                                             -------------
                   Total                     $ 139,311,775

          Second Amended and Restated Agreement of Limited Partnership/Exhibit C

                                   Exhibit D
                      WCFR Balance Sheet immediately after
                     R-H Co. and IPFR Capital Contributions

                Assets:
                ------
          Retained Current Assets            $    2,277,000
          Excess New Loan Proceeds           $       85,000
          NSO Assets
                    Kellogg                  $      845,000
                    Haines                   $      770,000
                    Lebanon                  $      985,000
          McIntosh Assets                    $    1,100,000
          Western Region
            Forestlands (incl.  IPW Assets)
                    Oregon                   $  624,063,727
                    Washington               $  277,609,273
          Capitalized Loan Costs             $    7,215,000
                                             --------------
                 Total                       $  914,950,000
                                             ==============


     Liabilities and Capital:
     -----------------------
          Retained Current Liabilities       $    2,277,000
          New Loan                           $  457,300,000
          Additional
            Property Notes                   $   13,000,000
          Capital Accounts:
               R-H Co.                       $  300,000,000
               IPFR                          $    3,061,224
               IPT
                 Preferred                   $  136,250,552
                 Common                      $    3,061,224

                                             --------------
                 Total                       $  914,950,000
                                             ==============

          Second Amended and Restated Agreement of Limited Partnership/Exhibit D